UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

CYPRESS SEMICONDUCTOR CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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March 28, 2014
Dear Fellow Stockholder:
You are cordially invited to attend Cypress Semiconductor Corporation’s 2014 Annual Meeting of Stockholders. We will hold the meeting on Friday, May 9, 2014, at 10:00 a.m. Pacific Daylight Time, at our principal executive offices located at 198 Champion Court, San Jose, California 95134. We look forward to your attendance in person or by proxy at the meeting.
Please refer to the Proxy Statement for detailed information on each of the proposals to be presented at the Annual Meeting. Your vote is important, and we strongly urge you to cast your vote whether or not you plan to attend the Annual Meeting.
If you are a stockholder of record, meaning that you hold shares directly with Computershare Investor Services, LLC, the inspector of elections will have your name on a list, and you will be able to gain entry to the Annual Meeting with any form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport. If you hold stock in a brokerage account or in "street name" and wish to the attend the Annual Meeting in person, you will also need to bring a letter from your broker reflecting your stock ownership as of the record date, which is March 10, 2014.
Thank you for your ongoing support and continued interest in Cypress Semiconductor Corporation.

Very truly yours,
T.J. Rodgers
President and Chief Executive Officer

2014 ANNUAL MEETING OF STOCKHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT
TABLE OF CONTENTS

Page
NOTICE OF THE 2014 ANNUAL MEETING OF STOCKHOLDERS	1

FREQUENTLY ASKED QUESTIONS ABOUT THIS PROXY MATERIAL AND VOTING	2

PROPOSAL ONE - ELECTION OF DIRECTORS	7

PROPOSAL TWO - RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	10

PROPOSAL THREE - ANNUAL ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	11

CORPORATE GOVERNANCE	17

COMPENSATION OF DIRECTORS	25

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	27

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS	30

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)	31
EXECUTIVE SUMMARY
OUR COMPENSATION PROCESS AND PHILOSOPHY
ELEMENTS OF COMPENSATION
2013 EXECUTIVE COMPENSATION RESULTS
FISCAL YEAR 2014 COMPENSATION ACTIONS

EXECUTIVE COMPENSATION TABLES	46
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS
OPTION EXERCISES AND STOCK VESTING
NON-QUALIFIED DEFERRED COMPENSATION

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	50

OTHER REQUIRED DISCLOSURES	52
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
POLICIES AND PROCEDURES WITH RESPECT TO RELATED PERSON TRANSACTIONS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

OTHER MATTERS	53

Cypress Semiconductor Corporation - 2014 Proxy Statement	i

CYPRESS SEMICONDUCTOR CORPORATION
NOTICE OF THE 2014 ANNUAL MEETING OF STOCKHOLDERS
TO ALL CYPRESS STOCKHOLDERS:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Cypress Semiconductor Corporation, a Delaware corporation, will be held on:
Date:    Friday, May 9, 2014
Time:    10:00 a.m. Pacific Daylight Time
Place:    Cypress’s principal executive offices located at 198 Champion Court, San Jose, California 95134
Items of Business:

1.	The election of seven directors to serve on our Board of Directors for a one-year term, and until their successors are elected;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2014;

3.	Annual advisory vote to approve the compensation of our named executive officers; and

4.	The transaction of such other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof.
The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of the 2014 Annual Meeting of Stockholders. This Notice, the 2013 Annual Report and our 2014 Proxy Statement are being made available to stockholders on or about March 28, 2014.
All stockholders are cordially invited to attend the Annual Meeting in person. Only stockholders of record at the close of business on March 10, 2014, are entitled to receive notice of, and may vote at, the Annual Meeting, or any adjournment or postponement thereof. Any stockholder attending the Annual Meeting and entitled to vote may do so in person even if such stockholder returned a proxy card or voted by telephone or online. We have provided voting instructions in the attached Proxy Statement on how you can vote your shares at or before the Annual Meeting. The attached Proxy Statement and our 2013 Annual Report to stockholders are also available online at http://www.cypress.com/go/annualreport. You are encouraged to access and review all of the important information contained in these materials prior to voting.

FOR THE BOARD OF DIRECTORS
Victoria Valenzuela
Corporate Secretary

San Jose, California, March 28, 2014

Cypress Semiconductor Corporation - 2014 Proxy Statement	1

FREQUENTLY ASKED QUESTIONS ABOUT THE PROXY MATERIALS AND VOTING

CYPRESS SEMICONDUCTOR CORPORATION
PROXY STATEMENT FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS
FREQUENTLY ASKED QUESTIONS ABOUT THE PROXY MATERIALS AND VOTING
Why am I receiving these materials?

The Board of Directors (the “Board”) of Cypress Semiconductor Corporation (sometimes referred to as “we”, “us”, “our”, “the Company” or “Cypress”) is providing these proxy materials to solicit your vote at the 2014 Annual Meeting of Stockholders, or any adjournment or postponement thereof (“Annual Meeting”). The Annual Meeting will be held on Friday, May 9, 2014, at 10:00 a.m. Pacific Daylight Time at our principal executive offices located at 198 Champion Court, San Jose, California 95134. The telephone number at this address is (408) 943-2600.
Why did I receive a one-page notice in the mail regarding online availability of proxy materials instead of a full set of proxy materials?

In accordance with the rules of the Securities and Exchange Commission (SEC) and in an effort to reduce expenses and provide a convenience to our stockholders, we are furnishing our proxy materials primarily online on or about March 28, 2014. Therefore, instead of mailing a printed copy of our proxy materials to our stockholders, most of our stockholders will receive a Notice of Availability of Proxy Materials (the "Notice"), which provides instructions on how to access and review our proxy materials online, or if preferred, request a paper copy of our proxy materials, including this proxy statement (“Proxy Statement”), our 2013 Annual Report and a proxy or voting instruction card. The Notice also provides important instructions on how to submit your vote online.
Who may attend the Annual Meeting?

All stockholders and holders of proxies for those stockholders as of March 10, 2014 (the “Record Date”) may attend, as well as other persons invited by Cypress. If you are a stockholder of record, meaning that you hold shares directly with Computershare Investor Services, LLC, the inspector of elections will have your name on a list, and you will be able to gain entry to the Annual Meeting with any form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport. Stockholders holding stock in brokerage accounts or in “street name” wishing to attend the Annual Meeting in person will also need to bring a letter from their broker reflecting their stock ownership as of the Record Date.
Who is entitled to vote?

Only Cypress stockholders as of the close of business on the Record Date are entitled to vote at the Annual Meeting. As of the Record Date, there were 156,878,540 shares outstanding of Cypress’s common stock, par value $0.01 per share.
What may I vote on?

You may vote on all items listed below:

1.	The election of seven directors to serve on our Board of Directors for one-year terms, and until their successors are elected;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year 2014;

3.	Annual advisory vote to approve the compensation of our named executive officers; and

4.	The transaction of such other business as may properly come before the Annual Meeting, or any adjournment or postponement thereof.

Cypress Semiconductor Corporation - 2014 Proxy Statement	2

FREQUENTLY ASKED QUESTIONS ABOUT THE PROXY MATERIALS AND VOTING

What is the difference between a registered stockholder or stockholder of record and a beneficial stockholder?

Registered Stockholder or Stockholder of Record: Shares Registered in Your Name
If, on the Record Date, your shares were registered directly in your name with the Company’s transfer agent, Computershare Investor Services, LLC, then you are a registered stockholder or a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or you may vote by proxy. Shares held in a bank or brokerage account are not generally registered directly in your name.
Beneficial Stockholder: Shares Registered in the Name of a Bank or Broker
If your shares were held in an account at a bank, brokerage firm, dealer, or other similar organization on the Record Date, then you are the beneficial stockholder of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial stockholder, you have the right to instruct your bank or broker on how to vote the shares in your account. You are also invited to attend the Annual Meeting. You will be able to gain entry to the Annual Meeting with any form of government-issued photo identification, along with a copy of a letter from your bank or broker reflecting your stock ownership as of the Record Date.
However, since you are not the stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your bank or broker in advance of the Annual Meeting.
How do I vote and what are the voting deadlines?

Whether you hold your shares directly as the stockholder of record or beneficially in "street name", you may vote your shares by proxy without attending the Annual Meeting. Depending on how you hold your shares, you may vote your shares in one of the following ways:
Stockholders of Record: If you are a stockholder of record, there are several ways for you to vote your shares.

.	)/ :
By mail	By telephone or online	In person at the Annual Meeting
If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than May 8, 2014 at 5 p.m. Pacific Daylight Time to be voted at the Annual Meeting.

You may vote your shares by telephone or online by following the instructions provided in the Notice of Online Availability of Proxy Materials. If you vote by telephone or online, you do not need to return a proxy card by mail. Online and telephone voting are available 24 hours a day. Votes submitted by telephone or online must be received by 11:59 p.m. Eastern Time on May 8, 2014.

You may vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or voting instructions, or vote by telephone or online by the applicable deadline so that your vote will be counted if you later decide not to attend the Annual Meeting.

Beneficial Stockholders: If you are the beneficial owner of your shares, you should have received the Notice and voting instructions from the bank or broker holding your shares. You should follow the instructions in the Notice and voting instructions to instruct your bank or broker on how to vote your shares. The availability of telephone and online voting will depend on the voting process of the bank or broker. Shares held beneficially may be voted in person at the Annual Meeting only if you obtain a legal proxy from the bank or broker in advance of the Annual Meeting giving you the right to vote your shares.

Cypress Semiconductor Corporation - 2014 Proxy Statement	3

FREQUENTLY ASKED QUESTIONS ABOUT THE PROXY MATERIALS AND VOTING

What shares may be voted and how may I cast my vote for each proposal?

You may vote all shares you own as of the close of business on the Record Date. You may cast one vote per share of common stock for each proposal, except that a stockholder voting for the election of directors has the right to cumulate his or her votes. This means you may give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of shares you are entitled to vote, or you may distribute your shares among as many director candidates as you select, provided that your votes cannot be cast for more than seven candidates. If you choose to cumulate your votes, you will need to submit a proxy card or ballot and make an explicit statement of your intent to cumulate your votes, either by indicating in writing on the proxy card or by indicating in writing on your ballot when voting at the Annual Meeting. If you hold shares beneficially in “street name” and wish to cumulate your votes, you should contact your bank or broker.
What is the effect of a broker vote?

Banks and brokers who hold shares of our common stock for a beneficial owner have the discretion to vote on routine proposals even if they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A “broker non-vote” occurs when a bank or broker does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares on a particular proposal. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the final vote with respect to a particular proposal. Thus, a broker non-vote may impact our ability to obtain a quorum, but will not otherwise affect the outcome of the vote on any proposal that requires a plurality of votes cast (Proposal 1) or an advisory vote (Proposal 3).
How many votes are needed to approve each proposal?

With respect to Proposal 1, the seven director nominees receiving the highest number of "FOR" votes will be elected. You may vote “FOR” all nominees, “WITHHOLD” your vote for all nominees, or vote “FOR” all nominees except those specific nominees from whom you “WITHHOLD” your vote. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Proxies may not be voted for more than seven directors. If you hold your shares in “street name”, your bank or broker is not permitted to vote your uninstructed shares in the election of directors on a discretionary basis. Thus, if you do not instruct your bank or broker how to vote in the election of directors, no votes will be cast on your behalf.
With respect to Proposals 2 and 3, we must receive a “FOR” vote from the majority of shares present and entitled to vote either in person or by proxy in order for such proposal to be approved. Under Delaware law, if you “ABSTAIN” from voting for Proposals 2 and 3 it will have the same effect as an “AGAINST” vote.

Proposal	Vote Required	Broker Vote Allowed
Proposal 1 – Election of seven directors	Plurality of votes cast	No
Proposal 2 – Ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2014	Majority of shares entitled to vote and present in person or represented by proxy	Yes
Proposal 3 – Annual advisory vote to approve compensation of our named executive officers	Majority of shares entitled to vote and present in person or represented by proxy	No

Cypress Semiconductor Corporation - 2014 Proxy Statement	4

FREQUENTLY ASKED QUESTIONS ABOUT THE PROXY MATERIALS AND VOTING

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid annual meeting. A quorum will be present if at least a majority of the outstanding shares are represented by proxy or by stockholders present and entitled to vote at the Annual Meeting. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your bank or broker) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the Annual Meeting or holders of a majority of the votes present at the Annual Meeting may adjourn the Annual Meeting to another time or date.
How can I change my vote or revoke my proxy?

If you are a stockholder of record, you have the right to revoke your proxy and change your vote at any time before the Annual Meeting by (i) returning a later-dated proxy card, or (ii) voting again online or by telephone, as more fully described on your Notice or proxy card. You may also revoke your proxy and change your vote by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request or vote again at the Annual Meeting.
If your shares are held by a bank or broker, you may change your vote by submitting new voting instructions to your bank, broker, trustee or agent, or, if you have obtained a legal proxy from your bank or broker giving you the right to vote your shares, by attending the Annual Meeting and voting in person.
What does it mean if I get more than one Notice, proxy or voting instructions card?

It means you hold shares in more than one registered account. You must vote all of your proxy cards in one of the manners described above (under “How do I vote and what are the voting deadlines?”) to ensure that all your shares are voted.
Who will count the votes?

Representatives of Investor Communication Solutions, a division of Broadridge Financial Solutions, Inc., our mailing agent and tabulation service, will count the votes, and Victoria Valenzuela, our Corporate Secretary, will act as the Inspector of Elections. The procedures to be used by the Inspector of Elections are consistent with Delaware law concerning the voting of shares, determination of a quorum and the vote required to take stockholder action.
How much did this proxy solicitation cost and who will pay for the cost?

The cost of soliciting your vote in connection with this Proxy Statement has been, or will be, borne by Cypress, and is expected to cost approximately $9,000. We have also requested that banks, brokers and other custodians, agents and fiduciaries send these proxy materials to the beneficial owners of our common stock they represent and secure their instructions as to the voting of such shares. We may reimburse such banks, brokers and other custodians, agents and fiduciaries representing beneficial owners of our common stock for their expenses in forwarding solicitation materials to such beneficial owners. Certain of our directors, officers or employees may also solicit proxies in person, by telephone, or by electronic communications, but they will not receive any additional compensation for doing so.
How can I receive the proxy statement and annual report by electronic delivery?

You may sign up for Cypress’s e-delivery program at www.cypress.com/edeliveryconsent. When you sign up for our electronic delivery program, you will be notified by e-mail whenever our annual report or proxy statement is available for viewing online. Your enrollment in the e-delivery program will remain in effect as long as your account remains active or until you cancel your enrollment.

Cypress Semiconductor Corporation - 2014 Proxy Statement	5

FREQUENTLY ASKED QUESTIONS ABOUT THE PROXY MATERIALS AND VOTING

How can a stockholder request a copy of Cypress’s Annual Report on Form 10-K filed with the SEC for fiscal year 2013?

Online: Visit our website at www.cypress.com/go/annualreport to view the Annual Report online or print a copy.
By Mail: Send a written request for a copy of our Annual Report on Form 10-K to Victoria Valenzuela, Corporate Secretary, Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California 95134. Upon receipt of such request by a stockholder, we will provide a printed copy of our Annual Report on Form 10-K without charge. Our Annual Report on Form 10-K for the fiscal year ended December 29, 2013 was filed with the SEC on February 27, 2014.
How and when may I submit proposals or director nominations for consideration at next year’s annual meeting of stockholders?

For stockholder proposals to be considered for inclusion in our 2015 Proxy Statement, the written proposal must be received by Victoria Valenzuela, our Corporate Secretary, at our principal executive offices located at 198 Champion Court, San Jose, California 95134, no later than November 28, 2014, in accordance with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934. In addition, the Company’s bylaws establish an advance notice procedure for stockholders who wish to present certain matters or nominate director candidates before or at an annual meeting of stockholders. Stockholders who wish to submit proposals or director nominations under the Company's bylaws must deliver written notice to our Corporate Secretary at the address above no earlier than January 12, 2015, and no later than February 11, 2015. Any such proposal must contain the specific information required by the Company’s bylaws. In the event the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of this year’s annual meeting, the deadline for inclusion of stockholder proposals in our proxy statement would instead be a reasonable time before we begin to print and mail our proxy materials. If you are not able to submit your proposal within such reasonable time, you may still submit it for consideration for the 2015 Annual Meeting agenda, by submitting it no later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. All stockholder proposals will also need to comply with SEC regulations, including Rule 14a-8 of the Securities Exchange Act of 1934 regarding the inclusion of stockholder proposals in any Company-sponsored proxy materials.
If you would like a copy of Cypress’s current bylaws, please write to Victoria Valenzuela, Corporate Secretary, 198 Champion Court, San Jose, California 95134. A copy is also filed with the SEC and can be accessed at www.sec.gov.
Where can I find the voting results of the Annual Meeting?

We will announce the preliminary voting results at the 2014 Annual Meeting and file a Current Report on Form 8-K announcing the final voting results after the Annual Meeting.
How many copies of the proxy materials will you deliver to stockholders sharing the same address?

To reduce the expenses of delivering duplicate proxy materials, we are taking advantage of the SEC’s “householding” rules that permit us to deliver only one set of proxy materials to stockholders who share an address, unless otherwise requested by the stockholders. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by writing to Investor Relations, Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California 95134.

Cypress Semiconductor Corporation - 2014 Proxy Statement	6

ELECTION OF DIRECTORS

PROPOSAL ONE
ELECTION OF DIRECTORS
A board of seven directors is to be elected at the 2014 Annual Meeting. Proxies can only be voted for the number of nominees named in this Proxy Statement. All directors are elected annually and serve a one-year term until the next annual meeting where they or their successors are elected. If you submit a signed proxy card that does not specify how you wish to vote, your shares will be voted for the seven director nominees named below. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director. There are no arrangements or understandings between any nominee and any other person pursuant to which he was selected as a director or a nominee. As of the time of filing of this Proxy Statement, there were no director candidates recommended by stockholders or stockholder groups beneficially owning 5% of voting common stock for at least one year. All nominees are standing for re-election except for Robert Y. L. Mao, who is standing for election for the first time.
Except as set forth below, each of the nominees has been engaged in his principal occupation during the past five years. There are no family relationships among our directors and executive officers.

T.J. Rodgers is the founder, president, chief executive officer, and a director of Cypress Semiconductor Corporation. He sits on the board of directors of Cypress’s internal subsidiaries, AgigA Tech, Inc. and Deca Technologies Inc. He is a former member of the board of trustees of Dartmouth College, his alma mater. Mr. Rodgers was a Sloan scholar at Dartmouth, where he graduated as salutatorian with a double major in physics and chemistry. He attended Stanford University on a Hertz fellowship, earning a master's degree (1973) and a Ph.D. (1975) in electrical engineering. At Stanford, Mr. Rodgers invented, developed and patented VMOS technology. He managed the MOS memory design group at American Megatrends Incorporation, a company specializing in computer hardware and firmware, from 1975 to 1980 before moving to Advanced Micro Devices (AMD), a developer of computer processors and related technologies for business and consumer markets, where he ran AMD's static RAM product group until 1982, when he founded Cypress.
Qualifications: Complete history of company; expert technical and analytical skills; long-term executive experience; over four decades of experience in the semiconductor industry
Other Public Directorships: None
Former Public Directorships: SunPower Corporation
Age: 66
Director Since: 1982

W. Steve Albrecht is an Andersen Alumni Professor of Accounting and a Wheatley Fellow at the Marriott School of Management at Brigham Young University (BYU). He served as the associate dean of the school until July 2008. Mr. Albrecht, a certified public accountant, certified internal auditor, and certified fraud examiner, joined BYU in 1977 after teaching at Stanford University and the University of Illinois. Prior to becoming a professor, he worked as an accountant for Deloitte & Touche, an accounting firm. Mr. Albrecht is the past president of the American Accounting Association and the Association of Certified Fraud Examiners. He is a former trustee of the Financial Accounting Foundation that provides oversight to the Financial Accounting Standards Board (FASB) and the Governmental Accounting Standards Board. He is also a former member of COSO, the organization that developed the internal control framework used by most companies. He has consulted with numerous corporations on fraud, controls and financial reporting issues. He has been an expert witness in several large financial statement fraud cases. Mr. Albrecht holds a bachelor of science degree from Brigham Young University, a master's degree in Business Administration and a doctorate degree in Accounting from the University of Wisconsin.
Qualifications: Extensive experience with public and financial accounting matters, especially with respect to multi-national companies
Other Public Directorships: Red Hat, SkyWest, Inc.
Former Public Directorships: SunPower Corporation
Age: 67
Director Since: 2003

Cypress Semiconductor Corporation - 2014 Proxy Statement	7

ELECTION OF DIRECTORS

Eric A. Benhamou is the chairman of our Board of Directors and former chairman of the board of 3Com Corporation, a digital electronics manufacturer best known for its computer network infrastructure products. He served as chief executive officer of Palm, Inc., a personal digital assistant and smartphone manufacturer, from October 2001 until October 2003 and as chairman until October 2007. He also served as chief executive officer of 3Com from 1990 until the end of 2000. Mr. Benhamou co-founded Bridge Communications, an early networking pioneer, and was vice president of engineering until its merger with 3Com in 1987. He serves on the Stanford University School of Engineering board and is vice chairman of the board of governors of Ben Gurion University of the Negev. He is the managing director of Benhamou Global Ventures, a venture capital firm he established in 2003. Mr. Benhamou holds a master of science degree from Stanford University's School of Engineering and a diplôme d'ingénieur and doctorate from Ecole Nationale Supérieure d'Arts et Métiers, Paris.
Qualifications: Engineering expertise; extensive experience managing public companies in the technology sector; expertise in venture and other financial transactions
Other Public Directorships: Silicon Valley Bank, Finjan Holdings
Former Public Directorships: 3Com Corporation, Palm, Inc., Real Networks
Age: 58
Director Since: 1993

James R. Long has been an independent business consultant since 1999 when he retired as executive vice president of Nortel Networks Corporation, a multinational telecommunications and data networking equipment manufacturer, and president of Nortel Enterprise Solutions, an enterprise solutions business. Between 1991 and 1999, Mr. Long was the president of various business units at Nortel Networks, including Asia Pacific, Nortel World Trade, and the Enterprise Solutions group. Prior to joining Nortel, Mr. Long held a variety of senior executive positions with IBM Corporation, a multinational technology and consulting corporation, and Rolm Company, an IBM and Siemens joint venture and early innovator of private branch exchange systems. He is also a member of the National Advisory Council of the Marriott School of Management at Brigham Young University. Mr. Long holds a bachelor of science degree from San Jose State University.
Qualifications: Extensive executive experience, especially with public companies; corporate strategy skills
Other Public Directorships: None
Former Public Directorships: 3Com Corporation, NCR Corporation
Age: 71
Director Since: 2000

Robert Y. L. Mao currently serves as Chairman of the China Region for the Hewlett Packard Company, a position he has held since August 2013. Mr. Mao previously served as chief executive officer of 3Com Corporation from 2008 to 2010. Prior to 3Com Corporation, Mr. Mao worked for Nortel Networks as CEO of the company's Greater China operations from 1997 to 2006. Before joining Nortel, Mr. Mao was regional president of the Greater China region for Alcatel-Lucent, a global telecommunications equipment company, from 1995-1997. Mr. Mao also held executive positions at Alcatel and ITT, a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets, in Asia and the United States. Mr. Mao has served on the board of directors of companies listed on the NASDAQ, the Hong Kong Stock Exchange, and the Taiwan Stock Exchange. Mr. Mao is a graduate of Cornell University with a bachelor's degree in materials science and a master's degree in metallurgical engineering. He also holds a master's degree in management from the Massachusetts Institute of Technology.

Mr. Mao was nominated by James R. Long, one of our Board members.
Qualifications: Extensive experience advising companies doing business in the Asia Pacific region, as well as with the automotive market
Other Public Directorships: Energy Recovery, Inc., Yulon-Nissan Motor Company, China Motor Company
Former Public Directorships: 3Com Corporation
Age: 70
Director Since: New Nominee

Cypress Semiconductor Corporation - 2014 Proxy Statement	8

ELECTION OF DIRECTORS

J. D. Sherman is the president and chief operating officer of HubSpot, a marketing software company. Prior to joining HubSpot, Mr. Sherman was the chief financial officer at Akamai Technologies, a leading web networking infrastructure company, from November 2005 to February 2012. Prior to Akamai, he served as the chief financial executive of IBM's Systems and Technology Group from January 1998 until October 2005. During his 15-year career at IBM, he held a number of senior executive positions in finance, including vice president of finance and planning for the company's zSeries Server Division and chief financial officer for CommQuest, a wholly-owned IBM subsidiary. Mr. Sherman holds a master's degree in business administration from the University of Chicago and a bachelor's degree in Economics from Emory University.
Qualifications: Extensive executive management experience; strong financial and business acumen; leadership in a large public technology company
Other Public Directorships: None
Former Public Directorships: 3Com Corporation, AMI Semiconductor
Age: 48
Director Since: 2010

Wilbert van den Hoek retired from Novellus Systems, Inc., a semiconductor equipment manufacturer, in 2008, where he was executive vice president and chief technology officer. He also served as president and chief executive officer of Novellus Development Company, LLC, a wholly-owned subsidiary of Novellus Systems, Inc. from 2005 until 2008. He joined Novellus Systems, Inc. in 1990 and served in various senior executive positions until his retirement in 2008. From 1980 to 1990, he held various positions at Philips Research Laboratories, a global organization that helps introduce meaningful innovation to improve people's lives. From 2004 until 2006 when the company went public, he served on the board of directors of Neah Power Systems, Inc., a developer of innovative, long-lasting, efficient and safe power solutions for military, transportation and portable electronics applications. Since 2005, he has served on the technical advisory boards of various organizations, including Cavendish Kinetics, Inc., a fabless supplier of tunable components for RF circuits, Innopad, Inc., a manufacturer of polishing pads for use in semiconductor manufacturing, Innovent Technologies, LLC, a manufacturer of customized substrate handling products for the semiconductor, LED and solar panel industries, and Process Relations, an independent software vendor and consulting company specializing in supporting customers develop and transfer high-tech manufacturing processes in various markets including the semiconductor market. Mr. van den Hoek received a doctorandus degree cum laude in Chemistry from the Rijks Universiteit Utrecht, The Netherlands in December 1979.

Qualifications: Extensive experience as a senior executive, consultant and director in the semiconductor industry and other high technology companies; thorough understanding of semiconductor industry business models and competition

Other Public Directorships: None
Former Public Directorships: None
Age: 57
Director Since: 2011

In addition to the biographical information above regarding each nominee’s specific experience, attributes, positions and qualifications, we believe that each of our director nominees currently serving as a director has performed his duties with critical attributes such as honesty, integrity, diligence and an adherence to high ethical standards. In addition, each of our current directors has demonstrated strong business acumen and an ability to exercise sound judgment, as well as a commitment to the Company and its core values. Finally, we value their significant leadership and experience on other public company boards and board committees.
Required Vote
The seven nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote shall be elected as directors to serve until our next annual meeting, where they or their successors will be elected. Votes withheld from this proposal are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but have no further legal effect under Delaware law.
☑ THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION TO THE BOARD OF EACH OF THE NOMINEES PROPOSED ABOVE.

Cypress Semiconductor Corporation - 2014 Proxy Statement	9

RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PROPOSAL TWO
RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors, upon recommendation of the Audit Committee, has reappointed the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2014, subject to ratification by our stockholders.
PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 1982. A representative of PricewaterhouseCoopers LLP is expected to be present at the 2014 Annual Meeting and will have an opportunity to make a statement if he or she desires to do so, and will also be available to respond to appropriate questions.
Stockholder ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or other applicable legal requirements. However, the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice.
If the stockholders fail to ratify the selection of our independent registered public accounting firm, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of Cypress and its stockholders.
All fees billed to Cypress by PricewaterhouseCoopers LLP for fiscal years 2012 and 2013 were pre-approved by the Audit Committee and were as follows:

Services	2012	2013
Audit Fees	$2,120,800	$1,949,100
Audit-Related Fees	$38,300	—
Tax Fees	$651,600	$216,600
All Other Fees	—	—
Total	$2,810,700	$2,165,700
Audit Fees. Includes fees associated with the annual audit of our financial statements and internal control over financial reporting in compliance with regulatory requirements under the Sarbanes-Oxley Act, review of our quarterly reports on Form 10-Q, annual report on Form 10-K and periodic reports on Form 8-K, consents issued in connection with our Form S-8 filings, assistance with and review of other documents we file with the SEC, and statutory audits required internationally.
Audit-Related Fees. Audit-related services principally include employee benefit plan audits, and accounting consultations not associated with the regular audit.
Tax Fees. Includes fees for tax compliance (tax return preparation assistance and expatriate tax services), general tax planning, tax-related services on acquisitions, and international tax consulting.
Audit Committee Pre-Approval Policy
The Audit Committee has adopted a policy that requires advance approval of all audit services, audit-related services, tax, and other services performed by the Company’s independent registered public accounting firm. With the exception of certain de-minimis amounts, unless the specific service has been previously pre-approved with respect to that fiscal year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform such services for Cypress.
Required Vote
The affirmative vote of the holders of a majority of the shares represented and entitled to vote at the meeting will be required to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 28, 2014.
☑ THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP
AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Cypress Semiconductor Corporation - 2014 Proxy Statement	10

ANNUAL ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

PROPOSAL THREE
ANNUAL ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
The Dodd-Frank Act enables our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers (“NEO”) as disclosed in this Proxy Statement in accordance with the SEC rules. We are providing this proposal for the vote of our stockholders pursuant to Rule 14A of the Securities Exchange Act of 1934, as amended.
At our 2011 Annual Meeting, as recommended by our Board of Directors, a majority of our stockholders voted in favor of including an annual advisory vote on the compensation of our named executive officers identified in our proxy statement (also known as “say-on-pay”) to be held at each annual meeting of stockholders. Therefore, we have included Proposal 3 in this Proxy Statement to provide our stockholders with a non-binding advisory, or "say-on-pay", vote relating to the compensation of our named executive officers as disclosed in this Proxy Statement. Your vote on this item will provide us with valuable insight into our stockholder’s view on our compensation practices pertaining to our named executive officers.
Our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success and have played a material role in our ability to drive strong financial results and attract and retain an experienced, successful team to manage our Company. Under these programs, our named executive officers are rewarded for achieving specific annual, long- and short-term and strategic, corporate goals, and realizing increased stockholder value. Please read the “Compensation Discussion and Analysis ("CD&A")” section of this Proxy Statement for additional details about our executive compensation programs, including information about the fiscal year 2013 compensation of our named executive officers.
The Compensation Committee continually reviews the compensation programs for our named executive officers to ensure they achieve the desired goal of aligning our executive compensation structure with our stockholders’ interests and current market practices. We have asked for stockholder advisory votes on the compensation of our named executive officers annually since 2011 and the overall approval rating by our voting stockholders for each proxy year is shown below:

Proxy Year	Stockholder Approval Rating	ISS Recommendation
2011	95%	FOR
2012	98%	FOR
2013	53%	AGAINST
Since the 2013 vote, we have had numerous internal discussions with the management team, our Board of Directors, and our Compensation Committee who also held meetings with their independent compensation consultant. We also initiated a formal investor outreach program that targeted the proxy and governance teams of our top 25 stockholders. We also sought the opinions of approximately 20 other portfolio managers and analysts during various investor meetings. In addition, management and the Chairman of the Board and our Compensation Committee ("Committee") held meetings with two of the leading proxy review firms, Institutional Shareholder Services Inc. and Glass, Lewis & Co., LLC, to discuss our program, including issues from the prior year and current fiscal year trends. In these various outreach meetings held with our stockholders, we took the following actions:

•
provided an update on our new stockholder outreach program that we plan to do on an annual basis, regardless of the approval rating we receive each year under say-on-pay. This will allow us to proactively have periodic conversations with our investors and their respective proxy and governance teams that are not as familiar with Cypress, our philosophies or our short- and long-term results, as the portfolio managers may be;

•	asked for feedback on any concerns they have regarding our compensation program, including cash and equity components;

•	asked for feedback on the milestones that underlie our 100% performance-based restricted stock unit program, known as PARS;

•	asked for feedback on the size and composition of our peer group;

•	discussed our overall compensation philosophy and reviewed historical achievement; and

•
asked for feedback on their views regarding the risks associated with pledging of stock by our CEO versus the benefits associated with large CEO ownership, especially in our unique situation of a founding CEO who is also the largest individual stockholder.

Cypress Semiconductor Corporation - 2014 Proxy Statement	11

ANNUAL ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In 2013, our approval rating dropped to 53% even though our compensation philosophy had remained unchanged for the past five years. Based on the results from our investor outreach program, we believe the drop in the approval rating was due mainly to the fact that the proxy advisory firms compare targeted equity compensation awards (as mandated in the “Summary Compensation Table”) to actual total stockholder return (“TSR”) when analyzing pay for performance relative alignment. This approach is adequate if you are dealing with a service-based equity award in which the underlying shares granted will not change, but is a very misleading approach when dealing with 100% performance-based equity awards. Since our equity awards are 100% performance-based, the earned and delivered values can be, and in fact have been, materially different than targets that are set a full year in advance. For instance, in 2012, the targeted equity compensation for our CEO had a value of $4,728,684 that could only be obtained in a high performance scenario. In reality, the actual compensation of our CEO was $1,764,231, or less than half of the reported amount, which was used to justify an "AGAINST" vote on our "say-on-pay" proposal. We believe the negative recommendation by the proxy advisory firms was the primary cause of our unusually low 53% stockholder approval, despite the fact that our CEO's actual compensation was grossly overstated. Our pay-for-performance method worked, but was not reported correctly by the advisory firms.
Nonetheless, that "say-on-pay" vote led us to a conduct a more extensive investor outreach program, from which we have learned much and improved our compensation programs. For example, during the discussions with our investors, we also learned (i) that they would like to see additional detail regarding our performance milestones, or CSFs, (ii) our performance measurement periods are viewed as too short; and (iii) our certain of our peer group companies were viewed as too large.
While our overall delivered compensation to our NEOs for 2012 and 2013 have declined substantially, evidencing that our pay-for-performance compensation philosophy and practices are effective, we are committed to ensuring this alignment continues and have made substantial changes to our compensation programs and disclosures as a result of our investor outreach program. Please see details in our "Compensation Discussion and Analysis ("CD&A")" for additional details.

Cypress Semiconductor Corporation - 2014 Proxy Statement	12

ANNUAL ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pay for Performance Alignment
The following graph, which is required for all Form 10-Ks, details our relative TSR as compared to a variety of benchmarks for a five year period. While we have not met our TSR targets for fiscal years 2012 or 2013, we are pleased that our five year TSR is at the top of all benchmarks.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
(all data provided by Research Data Group, Inc.)

Based on $100 invested on 12/28/08 in stock or index, including reinvestment of dividends

	Fiscal Year
	2008 ($)	2009 ($)	2010 ($)	2011 ($)	2012 ($)	2013 ($)
Cypress Semiconductor Corporation	100	264	465	427	276	283
S&P 500	100	126	146	149	172	228
S&P Semiconductors	100	161	179	183	177	240
PHLX Semiconductor ("SOXX")	100	160	183	186	205	269
Peer Group[1]	100	170	239	205	206	252
1. Peer Group consists of those companies identified under "Compensation Discussion and Analysis ("CD&A") - Fiscal Year 2014 Executive Compensation Actions."

Cypress Semiconductor Corporation - 2014 Proxy Statement	13

ANNUAL ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Compensation for our CEO, as reported in our "Summary Compensation Table" in the "Executive Compensation Tables" section of our proxy statement, has declined substantially over the last five year period by 83%. This is due mainly to the fact that the 2008 baseline year included a $12,060,007 stock option accounting charge related to the one-time SunPower spin. Adjusting the 2008 baseline compensation for the stock option accounting charge related to SunPower would still amount to a decline of 49% in total compensation for our CEO over the five year period. The compensation drop in the last two years is a direct result of our pay-for-performance policies. The graph and table below are shown in the same format and period as the prior TSR graph and table for comparative purposes, except that it is an annual measurement and not cumulative. The total compensation per the Summary Compensation Table for fiscal year 2008 is used as the initial baseline and is indexed to 100. Each subsequent year reflects the total compensation as reported for that year as indexed to the initial baseline.

COMPARISON OF T.J. RODGERS' TOTAL COMPENSATION OVER
FIVE YEARS RELATIVE TO FISCAL YEAR 2008

	Fiscal Year
	2008 ($)	2009 ($)	2010 ($)	2011 ($)	2012 ($)	2013 ($)
T.J. Rodgers	100	40	51	72	31	17
2013 Compensation Summary
As disclosed in the Compensation Discussion and Analysis of the 2013 Proxy Statement, we gave no base salary increases and made no changes to the participation levels for cash-based variable compensation plans for any of our NEOs. In fiscal year 2013, the cash-based variable compensation plan paid out at approximately 7% of the maximum bonus possible for each NEO and was well below our target level at the beginning of the year. As such, we believe our cash-based compensation for fiscal year 2013 will be substantially lower than our peer group average. This will also mark the second year in a row that our cash-based variable compensation plans are paying out substantially below the participation levels and targets and are a direct result of our linkage to our pay-for-performance program.
Equity grants for fiscal year 2013 were 100% performance-accelerated restricted stock units under our PARS Program and did not include any of the service-based awards that are typical in most companies. All milestones for achievement are performance-based and were pre-approved by the Committee on March 22, 2013 and disclosed in an 8-K filed on March 22, 2013. See "Compensation Discussion and Analysis ("CD&A") - Performance-Based Equity Compensation" for further discussion of the equity grants, milestones, milestone achievement, shares earned, negative discretion applied and actual shares delivered.

Cypress Semiconductor Corporation - 2014 Proxy Statement	14

ANNUAL ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Based on our financial performance for fiscal year 2013, as well as our TSR in 2013, our CEO and CFO recommended to the Committee that negative discretion (reduction in amount) be applied to the PARS that were previously granted and earned. The Committee agreed with management's recommendation to apply negative discretion. The Committee held numerous meetings with and without management, as well as with the independent compensation consultant retained by the Committee to determine the amount of negative discretion to be applied. Factors considered included the following: the various achievements under the CSF scorecard which included financial, revenue, market share, new product and operational goals that have a short- and long-term benefit; actual financial performance to the annual operating plan; TSR return versus various benchmarks, including our peers; our relative level of compensation versus our peer group; each NEO’s individual performance; and the need for retention in a highly competitive industry and within Silicon Valley since none of our NEO’s have any unvested equity awards. After substantial review, the Committee determined to apply negative discretion to the earned 2013 PARS awards as follows:

Named Executive Officer	Total Earned Shares	Negative Discretion	Total Delivered Shares[1]
T.J. Rodgers	522,000	(313,200)	208,800
Brad W. Buss	324,000	(194,400)	129,600
Paul D. Keswick	261,000	(104,400)	156,600
Badri Kothandaraman	234,000	(93,600)	140,400
Dana Nazarian	252,000	(100,800)	151,200
1. All amounts are prior to taxes being withheld. Final amounts released to each NEO, net of taxes paid were approximately 55% of the delivered shares.
Our CEO and CFO's earned PARs decreased by 60% after the application of negative discretion by the Committee. All other NEOs' earned PARs decreased by 40%. On average all NEOs earned PARs decreased by 51%. After the application of negative discretion, we expect that our CEO compensation will be in the vicinity of the 20th percentile for our peer group. All other executive staff members, who were not NEOs, also had negative discretion applied to their earned shares in the range of 10% to 60%. In total, the number of shares forfeited by all executive staff members after the application of negative discretion was 1,327,858 shares or 43% of the earned amount.
Actual Realized Compensation
As we previously discussed due to the fact that on average 90% of our compensation is variable in nature it is very misleading to judge TSR performance to year-old compensation targets rather than actual compensation based on actual results. In order to provide further disclosure to our shareholders we are providing a comparison of realized compensation for our CEO.

2013 CEO Realized Compensation vs. TSR
($000s)
Base Salary	600
Bonus	75
Other Compensation	8
Total Cash Compensation	683

PARS at Date Delivered ($ value)	2,044
Total Compensation	2,727

CY Peer Group Percentile Estimate[1]	15th to 20th

TSR for Period	2.50%
Peer Group Average TSR	22.30%
CY Percentile	26th
1. Not all of our peer companies have filed their proxy. As such, this is our best estimate at the time of filing.

Cypress Semiconductor Corporation - 2014 Proxy Statement	15

ANNUAL ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Actions Taken as a Result of Our Investor Outreach Program
Based on the valuable feedback received through our investor outreach program and after numerous discussions with the Compensation Committee and the Committee's independent compensation consultant, we took the following actions:

•	Reviewed the feedback with executive management.

•	Reviewed the feedback with the Committee and the full Board of Directors.

•
Used negative discretion, which was proposed by management, to decrease the number of shares released under our 2013 PARS program for our CEO and all other NEOs and executive staff in a manner consistent with our financial and share price performance versus our peer group for fiscal year 2013. This resulted in a reduction of the final delivered value versus what our CEO and NEOs earned. These adjustments were made in a manner consistent with the strict “pay-for-performance” core value and pay philosophy of the Company. Accordingly, our CEO's 2013 delivered PARS were reduced by 60% from what was earned under the program reflecting our financial performance that was lower than our annual operating plan and a disappointing 2% TSR performance in 2013.

•
Confirmed our intent to change the 2014 PARS program to formally take into account: (i) a multi-year revenue growth milestone, (ii) overall performance against the annual operating plan, (iii) overall stockholder multi-year value creation as compared to peers, and (iv) adding time-based RSU grants to the long term equity mix to drive long-term alignment with our stockholders, our peer group and longer-term retention.

•	Reduced the targeted number and dollar value of equity share grants for 2014 to align with the 50th percentile of our new peer group.

•	Made other changes to our 2014 compensation programs, including clarification and adjustments of target bonus amounts versus maximum bonus amounts under our various programs.

•
Enhanced various disclosures in this Proxy Statement to further discuss the various performance metrics, including why they were chosen and how they are expected to lead to near- and long-term benefits for the Company.

•
Committed to increasing the performance period of our milestone awards from all one-year performance periods to multi-year performance periods. We will make changes to the performance periods over the next three years with incremental progress each year. This will allow us to manage employee hardship and retention in an orderly manner over the transition period from one year milestones and payouts, which was generally agreed to as prudent during our stockholder outreach meetings.

In closing, we are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table and the other related tables and disclosure pursuant to Item 402 of Regulation S-K of the Securities and Exchange Commission.”
The say-on-pay vote is advisory, and therefore not binding on the Company, our Compensation Committee or our Board. Our Board and our Compensation Committee value the opinions of our stockholders. To the extent there is any significant vote against the named executive officer compensation as disclosed in this Proxy Statement, we will consider our stockholders’ concerns and our Compensation Committee will evaluate whether any actions are necessary to address those concerns.
☑ THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”
THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED
IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF
THE SECURITIES AND EXCHANGE COMMISSION.

Cypress Semiconductor Corporation - 2014 Proxy Statement	16

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Our business, assets and operations are managed under the direction of our Board of Directors (“Board”). Members of our Board are kept informed of our business through discussions with our chief executive officer, our chief financial officer, our executive officers, our general counsel, members of management and other Company employees as well as our independent auditors, and by reviewing materials provided to them and participating in meetings of the Board and its committees.
In addition to its management function, our Board remains committed to strong and effective corporate governance, and, as a result, it regularly monitors our corporate governance policies and practices to ensure we meet or exceed the requirements of applicable laws, regulations and rules, the NASDAQ listing standards, as well as the best practices of other public companies. The Compensation Committee, for example, has already reviewed and confirmed that it complies with the heightened independence standards that will go into effect in 2014.
The Company's long-standing corporate governance program features the following:

•	a strong independent chairman of the Board for over 25 years, whose duties and responsibilities are set forth in our Bylaws;

•	a Board that is up for election annually and has been for over 25 years;

•	all of our directors, other than our CEO, are independent;

•	we have no stockholder rights plan in place;

•	regularly updated charters for each of the Board’s committees, which clearly establish the roles and responsibilities of each such committee;

•	Board committees that are comprised of and chaired solely by independent directors;

•	a Board that enjoys unrestricted access to the Company’s management, employees and professional advisers;

•	regular executive sessions among our non-employee and independent directors;

•	a risk management program with specific responsibilities assigned to management, the Board, and the Board’s committees;

•	a director orientation and continuing annual education program which is tracked for compliance;

•	a clear Code of Business Conduct and Ethics that is reviewed annually for best practices;

•	a clear set of Corporate Governance Guidelines that is reviewed annually for best practices;

•
a Clawback Policy that requires the return of incentive compensation payments to the Company by any executive engaged in (i) fraud, theft or dishonesty, (ii) intentional misconduct related to the Company's financial statements, or (iii) in the event of a material negative revision of any financial or operating measure on which incentive compensation was paid out to such executive;

•	a long history of no perquisites for our directors and executive officers;

•	the Compensation Committee’s engagement of an independent compensation consultant; and

•
an enhanced director/committee self-evaluation process that includes periodic one-on-one interviews by the Company's primary corporate outside counsel, allowing the directors to provide additional feedback on the Board's performance and other matters related to the Company, as well as providing each director an opportunity to ask questions of outside counsel.

In addition to the features above, we have a long-standing stock ownership requirement to ensure that our directors and executives remain aligned with the interests of the Company and its stockholders.

Cypress Semiconductor Corporation - 2014 Proxy Statement	17

CORPORATE GOVERNANCE

Stock Ownership Requirements
We believe the stock ownership of our directors and executives is on the higher end of our peer group. In fact, our CEO is the Company's fourth largest stockholder and two of our NEOs are among our largest 25 stockholders. Together, our directors and NEOs beneficially own 10.31% of our outstanding common stock as of March 1, 2014 - an amount that is significantly greater than the directors and NEOs of any company in our peer group. See "Security Ownership of Certain Beneficial Owners and Management" for share ownership details.
Despite the strong ownership patterns demonstrated by our directors and executives, the Board strives to ensure our corporate governance practices are consistent with industry best practices. As such, effective March 1, 2014, the Board increased our stock ownership requirements for fiscal year 2014. The table below summarizes the stock ownership policy and status among our directors and named executive officers as of March 1, 2014.

	Stock Ownership Requirement		Shares Actually Held
	Prior	New
Chief Executive Officer	5X base compensation	6X base compensation	138X base compensation
All Other Named Executive Officers	3X base compensation	4X base compensation	6X - 29X base compensation
All Non-Employee Directors	20,000 shares	30,000 shares	47K-184K shares[1]
1. Excludes Lloyd Carney, who is stepping down from the Board as of May 9, 2014.

As a result of such requirements, our directors and named executive officers will continue to hold a substantial amount of their net worth in shares of Cypress common stock, and maintain an even stronger alignment with the Company and our stockholders.
Executive Officers. Our CEO is required to own Company common stock having a value of at least six times his annual base salary. Common stock only includes shares directly owned free and clear and does not include any granted equity awards, even if vested and in the money. Our named executive officers, other than our CEO, are required to own Company stock at least four times their annual base salary. Individuals have three years to meet the stock ownership requirement. If the stock ownership requirement is not met after three years, then the executive must hold all future shares that vest (net of taxes) until the stock ownership requirements are met. As of March 1, 2014, all of our NEOs met the stock ownership requirements.
Directors. Our non-employee directors are required to own at least 30,000 shares of common stock of the Company, which is approximately five times their annual retainer. New directors are required to meet the requirement within three years of their appointment to the Board. As of March 1, 2014, with the exception of Mr. Carney who is stepping down from the Board, our current non-employee directors met the stock ownership requirements. Mr. Carney met the ownership requirements prior to January 29, 2014.

Policy on Derivative Trading
The Company has a long-standing policy which regulates trading by our insiders, including our named executive officers and Board members. Our insider trading policy includes rules and guidance regarding quiet periods and explains when transactions in Cypress stock are permitted. The policy also sets forth certain types of prohibited transactions. Specifically, no Company director, officer or other employee, agent or contractor may, directly or indirectly, enter into any transaction which has the effect of selling any equity security of the Company, including derivative securities of the Company if he or she (1) does not own the security sold, or (2) owns the security and does not deliver it against such sale (a "short sale against the box") within twenty days thereafter, or does not within five days after such sale deposit it in the mail or other usual channels of transportation. Similarly, no Company director, employee, agent or contractor may engage in short sales or hedging activity of any kind. A short sale, as defined in this policy, means any transaction whereby one derives a benefit from a decline in the Company's stock price. This includes buying put options on the Company’s stock.

Cypress Semiconductor Corporation - 2014 Proxy Statement	18

CORPORATE GOVERNANCE

Policy on Pledging
The Company's Board of Directors understands that stock pledging by the Company’s directors and officers could in extreme circumstances create undue risk to the stability of the Company’s stock price. The Board also believes that, with proper Board oversight, such pledging activity can occur without material risk to the Company or its stockholders. For example, our founder-CEO and one other senior executive are currently pledging a portion of their Cypress shares. They are both long-standing employees who hold substantially more stock than is required under the Company’s stock ownership policy and such significant holdings are deemed a positive by our Board of Directors as they align our executives with our stockholders to a far greater degree than in most companies. In response to stockholder concerns about the prior pledging activity of two of our executives, management and our Board of Directors engaged in significant discussions amongst themselves and with our stockholders, as part of our annual investor outreach program, regarding the Company's policy and practices in this area. As a result of those discussions, the Company has formalized and adopted a written pledging policy.
Our pledging policy reiterates the Board's continued commitment to actively monitor such activity and specifically delegates the responsibility to oversee any pledging activity, including margin loans that include any amount of Cypress securities, to the Compensation Committee. In reviewing such pledging activity, the Committee will consider the facts and circumstances related to each individual, including, among other things, the ability of the executive to repay the applicable loan without resorting to the pledged securities, the number of shares pledged relative to the executive's overall holdings, the total shares outstanding for the Company and the composition of the executive's stock holdings, and the price at which the pledged shares could get called away versus the current stock price as compared with historical trading range.
The Committee will provide regular updates to the full Board of Directors as well as ensure that any material pledging activity by the Company’s directors or executive officers is properly disclosed in our annual proxy statement, or any other public filing required by law. Under no circumstance will the Company issue any make-up grants to any executive, or any other employee, whose Cypress shares may be sold to satisfy a margin call or any other type of collateral call. For a more detailed discussion of the Committee's decision, see "Compensation Discussion and Analysis ("CD&A") - Oversight of Stock Pledging Activity."
Communications from Stockholders and Other Interested Parties
The Board will give appropriate attention to written communication on valid business or corporate governance issues that are submitted by Company stockholders and other interested parties, and will respond if and as appropriate. Absent unusual circumstances or as contemplated by committee charters, the chairman of our Board, with the assistance of the corporate secretary and internal legal counsel, is primarily responsible for monitoring communications from stockholders and other interested parties, and will provide copies or summaries of such communications to the other directors as the chairman considers appropriate. Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the chairman of our Board considers to be important for the directors to know.
Stockholders and other interested parties who wish to send communications on any relevant business topic to the Board may do so by addressing such communication to the Chairman of the Board of Directors, c/o Corporate Secretary, Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California, 95134 or sending an e-mail to CYBOD@cypress.com.
Corporate Governance Guidelines
Our Corporate Governance Guidelines provide the structure and other policies related to our Board of Directors. It covers, among other topics:

•	director independence;

•	Board structure and composition, including the designated Board committees;

•	Board member nomination and eligibility requirements, including a retirement age;

•	Board leadership and executive sessions;

•	limitations on other Board and committee service;

•	director responsibilities;

•	Board and committee resources, including access to management and employees;

•	director compensation;

•	director orientation and ongoing education;

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CORPORATE GOVERNANCE

•	succession planning; and

•	Board and committee self-evaluations.
Our current Corporate Governance Guidelines and our Code of Business Conduct and Ethics are posted on our website at http://investors.cypress.com/governance.cfm.
Board Structure
For fiscal year 2013, our Board of Directors was comprised of eight directors, all of whom were independent except for our chief executive officer, T.J. Rodgers. Eric A. Benhamou serves as chairman of our Board of Directors. Our Board’s general policy, as stated in our Corporate Governance Guidelines, is that separate persons should hold positions of chairman of the Board and chief executive officer to enhance the Board’s oversight of management. This leadership structure enhances accountability of our chief executive officer to the Board, provides a balance of power on our Board and encourages thoughtful decision-making. We also separate the roles in recognition of the differences in roles. While the chief executive officer is responsible for the day-to-day leadership of the Company and the setting of strategic direction, the chairman provides guidance to the Board and sets the agenda for and presides over Board meetings as well as meetings of the Board’s independent directors. The chairman also provides performance feedback on behalf of the Board to our chief executive officer.
Executive Sessions. Executive sessions of independent directors are held before each regularly scheduled meeting of our Board and at other times as deemed necessary by our directors. In fiscal year 2013, our Board held four regularly scheduled meetings, and every director attended all such Board meetings, including in each case, the executive sessions. Mr. Benhamou, our chairman of the Board, presided over all executive sessions of our directors. The Board’s policy is to hold executive sessions without the presence of management, including the chief executive officer. Except for the Operations Committee, the committees of the Board also meet in executive session at the end of each committee meeting. Members of the Operations Committee provide feedback to management following their attendance at the Company’s quarterly operations reviews.
Our directors are expected to attend each of the regularly scheduled board meetings. For that reason, the Board's calendar is set in advance to ensure that all directors can attend all such meetings, including our Annual Meeting of Stockholders.
Determination of Independence. The Board has adopted the definition of "independence" as described under the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley") Section 301, Rule 10A-3 under the Securities Exchange Act of 1934 (also referred to as the "Exchange Act") and NASDAQ Rule 5605. In order to make a determination of independence of a director as required by our Corporate Governance Guidelines and the rules of the SEC, the Board determines whether a director or a director nominee has a material relationship with Cypress (either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with Cypress). Each director or director nominee completed a questionnaire, with questions tailored to the NASDAQ Rules, as well as the securities law requirements for independence. On the basis of the questionnaires completed and returned by each director, the Board determined that each of Messrs. Albrecht, Benhamou, Carney, Long, Mao, Sherman, and van den Hoek is independent as determined under our Corporate Governance Guidelines, the rules of the NASDAQ and the Exchange Act. The Board determined that Mr. T.J. Rodgers, our president and chief executive officer, is not independent by virtue of his employment and position at Cypress. In addition, since Mr. McCranie accepted full-time employment with the Company on January 23, 2014, he is no longer considered independent by the Board for the remainder of his term, which expires on May 9, 2014. Apart from Mr. Rodgers, no other director has a relationship with Cypress other than through his membership on the Board and its committees. For an explanation of certain relationships between the Company and entities associated with our directors, please see “Other Required Disclosures - Certain Relationships and Related Transactions.”
Board’s Role in Risk Management Oversight
Among the responsibility of our full Board of Directors is the oversight, review and management of the Company's various sources of risk. The Board addresses this risk, in part, through its engagement with our chief executive officer and various members of management and the Company's outside consultants. Directors also discuss risk as a part of their review of the ongoing business, financial, and other activities of the Company. The Board also has overall responsibility for executive officer succession planning and reviews succession plans each year.

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CORPORATE GOVERNANCE

In the majority of cases, the Board implements its risk oversight responsibilities primarily through its various committees, which receive input from management on the potentially significant risks the Company faces and how the Company seeks to control, manage and mitigate risk where appropriate. If the report is deemed significant, the chairman of the relevant committee reports on the committee discussion to the full Board during the committee reports portion of the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.
The Board’s four committees (Audit, Compensation, Nominating and Corporate Governance, and Operations) oversee those risks that are most appropriate to their charters. For example, the Audit Committee oversees risks related to internal controls, financial reporting, fraud, insurance, treasury, ethics and compliance, and litigation. The Audit Committee also oversees the activities of the Internal Audit Department that independently assesses, audits and monitors risk throughout the Company. The Compensation Committee oversees risks related to employees, our cash and equity compensation programs, perquisites, related-party transactions and use of Company equity. The Nominating and Governance Committee oversees risks related to corporate governance, the composition of our board of directors and its committees, executive management and business ethics of the Company. The Operations Committee, primarily through attending quarterly operations review meetings, oversees risks related to daily operations, supply chain and customers. The foregoing committees, including the membership and functions of each committee in 2013, are described in the table below with additional details following the table:

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Operations Committee
T.J. Rodgers
W. Steve Albrecht	Chairman
Eric A. Benhamou	Member	Chairman
Lloyd Carney[1]		Member
James R. Long		Member	Chairman
J. Daniel McCranie[2]	Member		Member	Member
J. D. Sherman	Member
Wilbert van den Hoek			Member	Member
1. As a result of his duties as CEO of Brocade, Mr. Carney has decided not to stand for re-election at the Company's 2014 Annual Meeting.
2. Mr. McCranie joined the Company as a full-time employee, effective January 23, 2014. As a result, he immediately stepped down from his Committee assignments and will not stand for re-election at the Company's 2014 Annual Meeting.

The Audit Committee. For fiscal year 2013, the Audit Committee consisted of Messrs. Albrecht, Benhamou, McCranie and Sherman, each of whom was determined to be independent as independence is defined under the NASDAQ Rules. The Audit Committee operates under a written charter adopted by our Board, and reviewed annually by the Audit Committee. The Audit Committee’s charter was established in accordance with Exchange Act Rule 3(a)(58)(A) and is available on our website at http://investors.cypress.com/governance.cfm.
The Board determined that each member of the Audit Committee is financially literate and has accounting and/or related financial management expertise as required under the NASDAQ Rules. While our Board designated Mr. Albrecht as the “audit committee financial expert” in accordance with the requirements of the Securities and Exchange Committee (SEC) and NASDAQ Rules, all of the members of our Audit Committee meet the qualifications for an audit committee financial expert.
The responsibilities of our Audit Committee and its activities during fiscal year 2013 are described in its charter and the Report of the Audit Committee contained in this Proxy Statement.
The Audit Committee, through delegation by the Board, has overall responsibility for:

•	reviewing and approving the scope of the annual audit and the adequacy of the Audit Committee charter;

•	assisting the Board in the oversight of the Company’s compliance with legal and regulatory requirements;

•	meeting separately with our independent registered public accounting firm, internal auditors, and our senior management to identify, assess, manage and mitigate areas of risk for the Company;

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CORPORATE GOVERNANCE

•	overseeing and reviewing our accounting and financial reporting processes, annual audit and matters relating to the Company's internal control systems, as well as the results of the annual audit;

•	ensuring the integrity of the Company's financial statements;

•	overseeing the outside auditor's performance, qualifications and independence issues;

•	preparing a Report of the Audit Committee to be included in the Company’s annual proxy statement;

•	pre-approving all proposed services and related fees to be paid to our independent registered public accounting firm;

•	providing input on the risk assessment processes in the Company, which forms the basis of the annual audit plan;

•	overseeing the Company's whistleblower policy and reporting function; and

•	reviewing SEC filings, earnings releases and other forms of significant investor communications.
The Audit Committee met eight times in fiscal year 2013 and generally met in executive session independently with each of management, our internal audit team and PricewaterhouseCoopers, our independent public accounting firm.
The Compensation Committee. For fiscal year 2013, the Compensation Committee consisted of Messrs. Benhamou, Carney, and Long, each an independent director under the NASDAQ Rules, including the new heightened independence standard set forth in NASDAQ Rule 5605(d)(2)(A). The Compensation Committee assists the Board with discharging its duties with respect to the formulation, implementation, review and modification of the compensation of our directors, officers and management, the preparation of the annual report on executive compensation for inclusion in our proxy statement and oversight of the Company’s equity programs.
The Compensation Committee regularly considers the risks associated with our compensation policies and practices for employees, including those related to executive compensation programs. As part of the risk assessment, the Compensation Committee reviews our compensation programs to avoid certain design features that have been identified by experts as having the potential to encourage excessive risk-taking. Instead, our compensation programs are designed to encourage employees to take appropriate risks and encourage behaviors that enhance sustainable value creation in furtherance of the Company’s business, but do not encourage excessive risk and accordingly are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that because we closely link our variable compensation with attaining performance objectives, we are encouraging our employees to make decisions that should result in positive short- and long-term returns for our business and our stockholders without providing an incentive to take unnecessary risks. In fulfilling its responsibilities, the Committee may, to the extent permitted under applicable law, the NASDAQ Rules, the rules of the SEC and the Internal Revenue Code, and the Company’s Certificate of Incorporation and Bylaws, delegate any or all of its responsibilities to a subcommittee of the Committee. The Compensation Committee, with the assistance of Buck Consultants, LLC, an independent compensation consultant, intends to continue, on an on-going basis, a process of thoroughly reviewing our compensation policies and programs to ensure that our compensation programs and risk mitigation strategies continue to discourage imprudent risk-taking activities.
No officer of the Company was present during discussions or deliberations regarding that officer’s own compensation. Additionally, the Compensation Committee sometimes meets in executive session with its independent consultant to discuss various matters and formulate certain final decisions, including those regarding the performance and compensation of the chief executive officer.
The Compensation Committee, through delegation by the Board, has overall responsibility for:

•
establishing the specific performance objectives for our executive officers, including the chief executive officer, and subsequently evaluating their compensation based on achievement of those objectives;

•	formulating, implementing, reviewing, approving, and modifying the compensation of the Company’s directors and senior management;

•	recommending to the Board for approval the Company’s compensation plans, policies and programs, and administering such approved compensation plans, policies and programs;

•	reviewing and approving the Company’s compensation discussion and analysis ("CD&A") for inclusion in the proxy ;

•	reviewing, revising - in its discretion, and approving the annual merit and stock budgets for focal salary increases and equity grant awards for all eligible employees;

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CORPORATE GOVERNANCE

•	reviewing the annual benefit changes made by the Company with respect to its employees;

•	providing feedback to the chief executive officer on his performance;

•	overseeing the stock plans of the Company and its subsidiary companies;

•	overseeing and monitoring executive succession planning for the Company;

•	conducting a periodic risk analysis of the Company’s compensation policies and programs; and

•	establishing the Company's derivative trading and pledging policy and overseeing compliance with such policies.
In discharging its duties, the Compensation Committee selects and retains the services of compensation consultants in order to have independent, expert perspectives on matters related to executive compensation, Company and executive performance, equity plans and other issues. The Compensation Committee has the sole authority to determine the scope of services for these consultants and may terminate the consultants’ services at any time. The fees of these consultants are paid by the Company. In fiscal year 2013, the Compensation Committee retained the services of Buck Consultants, LLC for various compensation-related services, including comparing our director compensation with the compensation of directors of our peer group companies.
The Compensation Committee held six meetings during our 2013 fiscal year. The Report of the Compensation Committee is contained in this Proxy Statement. The charter for our Compensation Committee is posted on our website at http://investors.cypress.com/governance.cfm.
The Nominating and Corporate Governance Committee. For fiscal year 2013, the Nominating and Corporate Governance Committee consisted of Messrs. Long, McCranie, and van den Hoek, each of whom was determined to be independent directors under the NASDAQ Rules. The purpose of the Nominating and Corporate Governance Committee is to:

•	determine the skills, education and experiences the Board needs to most effectively meet its responsibilities;

•	as part of its risk management, ensure the Board has the requisite mix of skills and expertise to competently oversee the operations of the Company;

•	identify and evaluate individuals qualified to become Board members;

•
recommend to the Board the persons to be nominated by the Board for election as directors at the annual meeting of stockholders, including any nomination of qualified individuals properly submitted by stockholders of the Company;

•	develop, maintain and recommend to the Board a set of corporate governance principles;

•	oversee the annual self-evaluation process of the Board and the Board committees;

•	ensure that stockholder proposals, when approved, are implemented as approved;

•	make recommendations to the Board on Board committee membership; and

•	oversee the director’s continuing education program.
With respect to board size, membership and nomination, the Nominating and Corporate Governance Committee is responsible for regularly assessing the size and composition of the Board and identifying exceptional director candidates in the event a vacancy occurs due to retirement or otherwise. The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for directorships, including requests to Board members, professional outside consultants and other third-party trusted sources. Through the process of identification and evaluation of potential director candidates, the Nominating and Corporate Governance Committee seeks to achieve a balance of experience, a broad knowledge base, integrity and capability on the Board.
Stockholders may recommend, with timely notice, individuals for the Nominating and Corporate Governance Committee to consider as potential director candidates by submitting their names and background to the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Cypress Semiconductor Corporation, 198 Champion Court, San Jose, California 95134. The Nominating and Corporate Governance Committee will consider a recommendation only if appropriate biographical information and background materials are provided on a timely basis (see “How and when may I submit proposals or nominations for consideration at next year's annual meeting of stockholders?” in the "Frequently Asked Questions" section of this Proxy Statement for additional details). No such stockholder recommendations were received for consideration at this year’s Annual Meeting of Stockholders.

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CORPORATE GOVERNANCE

The qualifications of recommended director candidates will be reviewed by the Nominating and Corporate Governance Committee in accordance with the criteria set forth in our Corporate Governance Guidelines, established by the Nominating and Corporate Governance Committee and set forth in applicable securities laws, regardless of whether or not a potential candidate was recommended by a stockholder, the Board, management or other third party. These criteria include, at a minimum, the candidate’s skills, attributes, character and integrity, professional experience, general business and semiconductor industry expertise, leadership profile, domestic or international expertise, commitment, diligence, conflicts of interest and the ability to act in the interest of all stockholders.
The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Cypress believes that the skill set, background and qualifications of our directors, considered as a group, should provide a critical composite mix of experience, knowledge and abilities that will allow our Board to fulfill its responsibilities and act in the best interest of the Company and its stockholders.
The process followed by the Nominating and Corporate Governance Committee to identify and evaluate nominees includes meeting from time-to-time to assess the real or potential needs of the Board as well as evaluate biographical information and background material relating to potential candidates and, if appropriate, conducting interviews of selected candidates by members of the Nominating and Corporate Governance Committee and the Board. Assuming that appropriate biographical and background material are provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate nominees by following substantially the same process, and applying substantially the same criteria, as for candidates submitted by the Board to our stockholders. The assessment is made in the context of the perceived needs of the Board at the time of the evaluation.
The Board makes the final determination whether or not a stockholder-recommended candidate will be included as a director nominee for election in accordance with the criteria set forth in our Corporate Governance Guidelines or those previously identified by the Committee. If the Board decides to nominate a stockholder-recommended candidate and recommends his or her election as a director by the stockholders, the name of the nominee will be included in Cypress’s proxy statement and proxy card for the stockholders meeting at which his or her election is recommended.
The Nominating and Corporate Governance Committee is authorized to retain advisers and consultants and to compensate them for their services. The Nominating and Corporate Governance Committee did not retain any such advisers or consultants during fiscal year 2013.
The Nominating and Corporate Governance Committee held four meetings during fiscal year 2013. The charter for our Nominating and Corporate Governance Committee is posted on our website at http://investors.cypress.com/governance.cfm.
The Operations Committee. For fiscal year 2013, the Operations Committee consisted of Messrs. McCranie and van den Hoek, each of whom were determined to be independent under the NASDAQ Rules. The purpose of the Operations Committee is to:

•	provide advice and counsel to management regarding the Company's daily business operations;

•	review strategic proposals related to the Company's operations; and

•	present to management of the Company and the Board an independent assessment of Cypress’s business operations and practices.
To discharge their responsibilities, members of the Operations Committee attend various quarterly operations reviews and meet regularly with various members of the Company’s senior management. The charter of the Operations Committee is posted on our website at http://investors.cypress.com/governance.cfm.
Printed copies of the Corporate Governance Guidelines document, the Code of Business Conduct and Ethics, and the charters of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Operations Committee are also available to any stockholder upon written request to:
Victoria Valenzuela, Corporate Secretary
Cypress Semiconductor Corporation
198 Champion Court
San Jose, California 95134

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COMPENSATION OF DIRECTORS

COMPENSATION OF DIRECTORS
Non-Employee Director Cash Compensation
Our non-employee directors are paid an annual fee for serving on the Board, plus additional fees based on their committee service. Cash fees have not changed since 2009. The table below shows the cash compensation for our non-employee Board members in fiscal year 2013.

Position	2013 Annual Fees[1]
Non-employee director retainer	$50,000
Board chairman	$30,000
Audit Committee chairman	$20,000
Audit Committee member	$15,000
Compensation Committee chairman	$15,000
Compensation Committee member	$10,000
Nominating and Corporate Governance Committee chairman	$5,000
Nominating and Corporate Governance Committee member	$5,000
Operations Committee	$2,500 for each of the Company’s quarterly operations meetings attended
1. Excluding the Operations Committee fees, which are paid per meeting.
In addition to the retainer and meeting fees described above, non-employee directors are also reimbursed for travel and other reasonable out-of-pocket expenses related to attendance at Board and committee meetings, business events on behalf of Cypress, and seminars and programs on subjects related to their responsibilities.
Non-Employee Director Equity Compensation
Upon their initial appointment to the Board, each non-management director is granted an equity award with a grant date value of approximately $175,000, which vests annually over three years. This amount was reduced in 2014 from the historical amount of $525,000. Effective May 2014, Directors who are elected at the Company's annual stockholders meeting shall receive an equity grant equal to approximately $175,000, which shall vest the day before the next annual stockholders meeting ("annual equity grant"). Prior to May 2014, annual equity grants were vested immediately. Any new director appointed by the Board in between annual stockholder meetings shall receive the annual equity grant, but with a value that is pro-rated for the number of months the director serves until the Company's next annual stockholders meeting. All such awards are subject to the limitations set forth in the Company’s stock plan.

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COMPENSATION OF DIRECTORS

DIRECTOR COMPENSATION
Fiscal Year Ended December 29, 2013

Director	Year	Fees Earned or Paid in Cash ($)	Stock Awards[1] ($)	Option Awards[2] ($)	All Other Compensation ($)	Total ($)
W. Steve Albrecht[3]	2013	85,000	174,991	-	0	259,991
Eric A. Benhamou[4]	2013	120,000	174,991	-	0	294,991
Lloyd Carney[5]	2013	60,000	174,991	-	0	234,991
James R. Long[6]	2013	70,000	174,991	-	0	244,991
J. Daniel McCranie[7]	2013	130,000	174,991	-	0	304,991
J.D. Sherman[8]	2013	65,000	174,991	-	0	239,991
Wilbert van den Hoek[9]	2013	167,500	174,991	-	0	342,491

1.
The value reported in the “Stock Awards” column represents the aggregate grant date fair value of awards granted in fiscal year 2013, as determined pursuant to ASC 718. The amount shown for each director reflects the grant date fair value of a grant for 16,158 shares made on May 10, 2013. The value actually delivered was $174,991 per person, prior to the payment of taxes. The directors had the following number of unvested restricted stock units at the end of fiscal year 2013: each of Messrs. Albrecht, Benhamou, Carney, Long, McCranie and Sherman, 0 shares; and Mr. van den Hoek, 8,002 shares. Mr. van den Hoek's 8,002 shares represent the last tranche of his initial director grant.

2.
No stock option awards were granted to our directors in fiscal year 2013. The following aggregate number of option awards was outstanding at the end of fiscal year 2013: Mr. Albrecht, 9,614 shares; Mr. Benhamou, 164,808 shares; Mr. Carney, 37,808 shares; Mr. Long, 75,202 shares; each of Messrs. McCranie and Sherman and van den Hoek, 0 shares.

3.	Amount includes $50,000 Board retainer fee. $20,000 Audit Committee chairman fee and $15,000 Audit Committee member fee.

4.
Amount includes $50,000 Board retainer fee, $30,000 for Board chairmanship, $15,000 Audit Committee member fee, $15,000 Compensation Committee chairman fee, and $10,000 Compensation Committee member fee.

5.	Amount includes $50,000 Board retainer fee and $10,000 Compensation Committee member fee.

6.
Amount includes $50,000 Board retainer fee, $10,000 Compensation Committee member fee, $5,000 Nominating and Corporate Governance Committee chairman fee, and $5,000 Nominating and Corporate Governance Committee member fee.

7.
Amount includes $50,000 Board retainer fee, $15,000 Audit Committee member fee, $5,000 Nominating and Corporate Committee member fee, and $60,000 for attendance at our operations review meetings as member of the Operations Committee.

8.	Amount includes $50,000 Board retainer fee and $15,000 Audit Committee member fee.

9.	Amount includes $50,000 Board retainer fee, $5,000 Nominating and Corporate Committee member fee, and $112,250 for attendance at our operations review meetings as member of the Operations Committee.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding common stock beneficially owned as of March 1, 2014 (which includes any equity shares that will vest within 60 days thereof) as well as those shares that were actually owned as of March 1, 2014 for:

•	each of our directors;

•
our chief executive officer, our chief financial officer and each of the three other most highly compensated individuals who served as our executive officers at fiscal year-end (the “named executive officers”);

•all individuals who served as directors or executive officers at fiscal year-end as a group; and

•
each person (including any “group” as that term is used in Rule 13(d)(3) of the Exchange Act of 1934, as amended) who is known by us to own beneficially more than 5% of our common stock as of the date identified on their Schedule 13G filing.

Directors, Officers and 5% Stockholders	Shares Beneficially Owned[1]	Percent[3]	Shares Owned Outright[2]
Directors
T.J. Rodgers[4]	11,208,574	6.99%	8,507,070
W. Steve Albrecht[5]	139,171	*	129,557
Eric A. Benhamou[6]	334,045	*	169,237
Lloyd Carney[7]	20,000	*	0
James R. Long[8]	259,643	*	184,441
J. Daniel McCranie	204,092	*	204,092
J.D. Sherman	100,737	*	100,737
Wilbert van den Hoek	46,944	*	46,944

Named Executive Officers
Brad W. Buss[9]	1,470,690	0.92%	1,039,128
Paul D. Keswick[10]	996,828	0.62%	836,140
Badri Kothandaraman[11]	214,507	*	184,426
Dana C. Nazarian[12]	352,930	*	321,753

All directors and executive officers of the Company at fiscal year-end as a group[13]	16,546,645	10.31%	12,808,379

5% Stockholders
FMR LLC[14] 82 Devonshire Street Boston, Massachusetts 02109	15,752,277	9.82%	—
Waddell & Reed Financial, Inc.[15] 6300 Lamar Avenue Overland Park, KS 66202	10,064,981	6.27%	—
The Vanguard Group, Inc.[16] 100 Vanguard Blvd. Malvern, PA 19355	7,894,113	4.92%	—
* Less than 0.5%. See footnotes on the next page.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

1.
For each person and group included in this column excluding those companies listed under the 5% Stockholders heading, beneficially owned shares includes the number of shares of common stock that such person or group had the right to acquire within 60 days after March 1, 2014.

2.
For each person and group included in this column excluding those companies listed under the 5% Stockholders heading, shares owned by such person or group excludes the number of shares of common stock that such person or group had the right to acquire within 60 days after March 1, 2014.

3.
For each person and group included in this table, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of 160,426,636, which is the number of shares of common stock outstanding as of March 1, 2014, plus the number of shares of common stock that such person or group had the right to acquire within 60 days after March 1, 2014.

4.
Shares Beneficially Owned includes 8,507,070 shares of common stock held by Mr. Rodgers and options to purchase 2,701,504 shares of common stock, which are fully vested. Shares Owned Outright includes 8,507,070 shares of common stock held by Mr. Rodgers, of which 6,213,267 pledged shares may be subject to a margin call, and excludes options to purchase 2,701,504 shares of common stock, which are fully vested. Both Beneficially Owned and Actually Owned amounts include 472,160 shares of common stock held indirectly on March 1, 2014.

5.
Shares Beneficially Owned represents 129,557 shares of common stock held directly by Mr. Albrecht and options to purchase 9,614 shares of common stock, which are fully vested. Shares Owned Outright represents 129,557 shares of common stock held directly by Mr. Albrecht and excludes options to purchase 9,614 shares of common stock, which are fully vested.

6.
Shares Beneficially Owned represents 169,237 shares of common stock held directly by Mr. Benhamou and options to purchase 164,808 shares of common stock, which are fully vested. Shares Owned Outright represents 169,237 shares of common stock held directly by Mr. Benhamou and excludes options to purchase 164,808 shares of common stock, which are fully vested.

7.	Shares Beneficially Owned represents options for Mr. Carney to purchase 20,000 shares of common stock, which are fully vested.

8.
Shares Beneficially Owned represents 184,441 shares of common stock held directly by Mr. Long and options to purchase 75,202 shares of common stock, which are fully vested. Shares Owned Outright represents 184,441 shares of common stock held directly by Mr. Long and excludes options to purchase 75,202 shares of common stock, which are fully vested.

9.
Shares Beneficially Owned represents 1,039,128 shares of common stock held directly by Mr. Buss and options to purchase 431,562 shares of common stock, which are fully vested. Shares Owned Outright represents 1,039,128 shares of common stock held directly by Mr. Buss and excludes options to purchase 431,562 shares of common stock, which are fully vested.

10.
Shares Beneficially Owned represents 836,140 shares of common stock directly held by Mr. Keswick and options to purchase 160,688 shares of common stock, which are fully vested. Shares Owned Outright represents 836,140 shares of common stock directly held by Mr. Keswick, of which 512,295 shares are pledged, and excludes options to purchase 160,688 shares of common stock, which are fully vested.

11.
Shares Beneficially Owned represents 184,426 shares of common stock held directly by Mr. Kothandaraman and options to purchase 30,081 shares of common stock, which are fully vested. Shares Owned Outright represents 184,426 shares of common stock held directly by Mr. Kothandaraman and excludes options to purchase 30,081 shares of common stock, which are fully vested.

12.
Shares Beneficially Owned represents 321,753 shares of common stock held directly by Mr. Nazarian and options to purchase 31,177 shares of common stock, which are full vested. Shares Owned Outright represents 321,753 shares of common stock held directly by Mr. Nazarian and excludes options to purchase 31,177 shares of common stock, which are fully vested.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

13.
Shares Beneficially Owned includes 12,808,379 shares of common stock held directly or indirectly by our directors, executive officers, and their family members and includes options to purchase 3,713,854 shares of common stock and rights to acquire 24,412 restricted stock unit awards, which are exercisable or scheduled to vest within 60 days of March 1, 2014. Shares Owned Outright includes shares of common stock held directly or indirectly by our directors, executive officers, and their family members and excludes options to purchase 3,713,854 shares of common stock and 24,412 restricted stock unit awards, which are exercisable or scheduled to vest within 60 days of March 1, 2014.

14.
The ownership information set forth in the table is based on information contained in a statement on Schedule 13G/A filed on February 14, 2014, with the SEC by FMR LLC. FMR LLC has sole voting power with respect to 105,229 shares and sole dispositive power with respect to 15,752,277 shares or common stock.

15.
The ownership information set forth in table is based on information contained in a statement on Schedule 13G filed on February 7, 2014, with the SEC by Waddell & Reed Financial, Inc. Waddell & Reed Financial Inc. has sole voting and sole dispositive power with respect to all 10,064,981 shares.

16.
The ownership information set forth in the table is based on information contained in a statement on Schedule 13G/A filed on February 12, 2014, with the SEC by The Vanguard Group, Inc. The Vanguard Group, Inc. has sole voting power with respect to 209,517 shares, sole dispositive power with respect to 7,695,396 shares and shared dispositive power with respect to 198,717 shares.

Cypress Semiconductor Corporation - 2014 Proxy Statement	29

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
The information in this report shall not be deemed to be “soliciting material” or “filed” with the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that Cypress specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended or the Exchange Act.
We have reviewed and discussed the following Compensation Discussion and Analysis (which is incorporated by reference in this report) with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Eric A. Benhamou, Chairman
Lloyd Carney
James R. Long

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COMPENSATION DISCUSSION AND ANALYSIS ("CD&A")

COMPENSATION DISCUSSION AND ANALYSIS (“CD&A”)
This section describes the Company’s executive compensation philosophies, objectives and programs, as well as the compensation-related actions taken in fiscal year 2013 and planned for 2014 for our chief executive officer, our chief financial officer and our three most highly compensated executive officers employed at the end of fiscal year 2013. These executives are referred to in this section as our named executive officers, or NEOs, and for fiscal year 2013 were:

•	T.J. Rodgers - President and Chief Executive Officer;

•	Brad W. Buss - Chief Financial Officer and Executive Vice President, Finance and Administration;

•	Paul D. Keswick - Executive Vice President, Marketing and IT;

•	Badri Kothandaraman - Executive Vice President, Data Communications Division; and

•	Dana C. Nazarian - Executive Vice President, Memory Products Division.
In this CD&A section, the terms "we," "our," and "us" refer to management, the Company and sometimes as applicable, the Compensation Committee ("Committee") of the Company's Board of Directors (the "Board").
Executive Summary
Fiscal year 2013 was challenging for Cypress, due to significant revenue volatility mainly within our mobile handset business. This caused us to have reduced revenue in 2013 vs. 2012, which, in turn, reduced our non-GAAP profit before tax to 9.3%, a decent metric but one that was below that in our annual operating plan. We were able to mitigate the impact of a portion of the negative revenue growth by being proactive and reducing our non-GAAP operating expense in 2013 by 8%. Nevertheless, our financial performance fell below our expectations for the year. We responded to the challenges presented and achieved a number of critical strategic and operational milestones during 2013 that we believe will set the stage for increased market share and growth, as well as improved productivity and profit in the second half of 2014. These milestones included:

•
fundamentally reducing our infrastructure costs worldwide and across all functions. We believe our streamlined cost structure positions us to deliver significant operating leverage as revenues increase;

•
continued focus on innovation and investment in key initiatives during 2013, which resulted in a significant increase to our design win funnel over the course of the year. We expect these new design wins to be growth drivers for Cypress in fiscal years 2014 and 2015;

•	returning $64.8 million in cash to our stockholders, primarily through our cash dividend; and

•	achieving significant major new product launches in SRAM, USB, PSoC and TrueTouch.
For six straight years ending in fiscal year 2011, our total stockholder return (TSR) outperformed the Philadelphia Semiconductor Sector Index (“SOXX”), our major semiconductor benchmark index. Our five-year TSR is 183%, with a compound annual growth rate, or CAGR, of 23.1%, exceeding the 21.8% CAGR for the SOXX. Please see the graph under "Proposal Three: Annual Advisory Vote to Approve the Compensation of our Named Executive Officers" for additional details.
However, our TSR for fiscal years 2012 and 2013 was below the SOXX and our peer group. We are not pleased with our TSR for 2012 and 2013 and our overall compensation for those years has also declined significantly, evidencing that our pay-for-performance compensation philosophy and practices are effective. We are committed to ensuring this alignment continues by further incorporating TSR metrics into our incentive compensation programs going forward (see "Fiscal Year 2014 Executive Compensation Actions - 2014 PARS Program" later in this section for additional details).
Our executive compensation programs have always been designed to motivate and reward our executives for their contribution to outstanding company performance, to attract and retain talented executives, and to ensure alignment between the interests of our executive team and our stockholders. Fiscal year 2013 provides a good example of how our pay-for-performance compensation programs focus on both the Company's financial achievements as well as the operational and long-term strategic successes achieved by management. The delivered payouts in 2013 were intended to reward such achievements and acknowledge the Company’s below annual-operating-plan financial results and below-average TSR.

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COMPENSATION DISCUSSION AND ANALYSIS ("CD&A")

We believe that our pay-for-performance compensation programs are effective in driving the future success of the Company. To ensure this remains true and secure alignment with our stockholders, we enhanced our regular review of our compensation practices by engaging in significant discussions with our investors regarding our executive compensation programs and corporate governance policies. As a result of our review and those discussions, we have taken the following actions:

•
at the suggestion of our CEO and CFO, the Committee reduced the earned equity payouts under our PARS Program to ensure the final 2013 equity payouts were consistent with the Company's overall financial and TSR performance;

•
implemented design changes to our executive compensation programs for 2014, such as longer measurement periods and increased weighting of relative financial factors, to improve alignment with our stockholders' interests while ensuring our ability to retain critical talent;

•	formalized our pledging policy as it relates to our directors and executive officers;

•	provided additional disclosure in this Proxy Statement to explain why various performance metrics were chosen;

•	modified the vesting policies related to certain of our equity grants to include minimum or extended vesting periods; and

•	modified our peer group for more effective benchmarking of our executive compensation programs.
Our Compensation Processes and Philosophy
Our Process. The Compensation Committee of our Board of Directors reviews and approves all compensation for our executive officers, including salary, bonus, equity compensation, and other employee benefits. Our Compensation Committee consists entirely of independent directors. The Compensation Committee has a two-fold philosophy regarding the total compensation of our senior executives. First, the Compensation Committee seeks to encourage and reward our executives for achievements that are critical to the Company’s performance and profitability by tying a significant portion of our named executive officers' total compensation directly to the Company's financial and operational performance. Second, the Compensation Committee seeks to ensure that our executive compensation is competitive by targeting the total compensation of each executive at approximately the 50th percentile of our compensation peer group of companies. The actual percentile may vary depending on our financial performance, each executive's individual performance and importance to the Company, or internal equity considerations among all senior executives. As the Company’s performance improves, so does the compensation of our executives.
While our Compensation Committee believes that compensation survey data is a useful guide for comparative purposes, we believe that a successful compensation program also requires that the Committee apply its own judgment and subjective determination of individual performance by our executives to ensure alignment with our stockholder interests. Therefore, the Compensation Committee applies its judgment in reconciling the program’s objectives with the realities of rewarding excellent performance and retaining valued employees. Our Compensation Committee has retained a compensation consultant, Buck Consultants, LLC. Buck Consultants is independent from the Company, has not provided any services to the Company other than to the Compensation Committee, and receives compensation from the Company only for services provided to the Committee. The Compensation Committee typically asks Buck Consultants to attend the Committee's regular meetings and many of the Committee’s special meetings, including executive sessions of the Committee at which management is not present. The Committee worked directly with Buck Consultants to develop recommendations for our executives.
The Chief Executive Officer also makes recommendations each year to the Compensation Committee about the compensation of the other executive officers based on their achievement of annual Company and individual objectives. While the Compensation Committee is solely responsible for approving executive compensation, our Executive Vice President of Human Resources and our Chief Financial Officer support the work of the Committee and Buck Consultants. The Compensation Committee meets frequently in executive session without management present. In making its compensation determinations, the Compensation Committee also annually reviews the total compensation that each of our executive officers and other key executives is eligible to receive against the compensation levels of comparable positions of a peer group of companies. The Compensation Committee selects peer companies that are publicly traded, headquartered in the United States, compete in the semiconductor industry, and are similar to Cypress in their product and services offerings, revenue size and market capitalization. In addition, we compete with these peer companies for talent.
Our Philosophy. The Company’s philosophy is to target our average named executive officers' total compensation at approximately the 50th percentile among our named peer group companies. Our compensation programs for our executives are designed to achieve the following objectives:

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COMPENSATION DISCUSSION AND ANALYSIS ("CD&A")

Attract and Retain Top Talent — to compete effectively and retain the highest quality of people who will determine our long-term success. We have structured our executive compensation program to be competitive with compensation paid by companies in the same market for executive talent, which may include public and private companies. This is very important, especially in the Silicon Valley area. To ensure we remain competitive, we generally administer an annual focal review process to evaluate whether the current level of compensation and equity for each employee (including our executive officers) is adequate and make adjustments based on merit. By using a ranking system in the annual focal review, we reinforce the direct and meaningful link between individual performance and rewards. Therefore, the higher an executive officer is ranked, the more likely that officer will receive a greater percentage increase in both equity and cash compensation.
Pay-for-Performance — to align executive compensation with the achievements of the Company on both a short- and long-term basis. Our NEOs' total direct compensation is heavily weighted towards 100% at-risk, performance-based cash and equity compensation, which includes quarterly and annual incentive cash bonuses and performance-based restricted stock units. The performance targets under these programs are challenging and pre-determined both at the corporate level, through corporate goals, and at a personal level through individual goals set for each applicable period. This aligns executive compensation with stockholder interests by tying a significant majority of total direct compensation to achieving performance goals designed to ensure the Company's financial and operational success. Both are set in advance and pre-approved by the Compensation Committee. They are designed to be very rewarding when the goals are achieved and result in limited or no payout when the goals are not achieved, with the Committee providing oversight to ensure payouts are consistent with financial results. As shown in the following chart, the performance-based incentives constitute by far the largest portion of potential compensation for our CEO and other named executive officers:

1%
Performance-Based
Cash Compensation
10%
Base
Salary
89%
Performance-Based
Equity Compensation
NEOs' Average
Target Total
Direct
Compensation1
At Risk Compensation (90%)

(1)
The percentages above were calculated using base salary, target incentive cash compensation, target equity awards multiplied by the grant date fair value of $11.09, paid-time-off cashed out and life insurance premiums.

In addition, when determining whether or not our compensation objectives are met, the Company considers the results of the annual advisory "say-on-pay" vote cast by our stockholders. While we received a passing vote at our 2013 Annual Meeting, we were disappointed that only 53% of our stockholders approved our 2012 executive compensation programs; an unacceptable result from our Board's perspective, especially considering that our previous approval rates were 95% or higher. We felt it was critical to open a dialogue with our stockholders to receive additional feedback and further explain the Company's compensation philosophy and practices. As such, we initiated our first ever investor outreach program targeted at our top 25 stockholders. As a result of such discussions, we made a number of changes for 2014, including, for example, providing more disclosure on pledging and modifying our performance milestones to ensure greater alignment, particularly with our stockholders' long-term interests. In addition, executive management recommended to the Committee that negative discretion be applied to the PARS that were previously granted and earned. The Committee agreed with management's recommendation to apply negative discretion. See "Fiscal Year 2014 Executive Compensation Actions" for additional details.

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COMPENSATION DISCUSSION AND ANALYSIS ("CD&A")

Elements of Compensation
The components of our executive compensation program are: (i) base salary; (ii) performance-based compensation, consisting of variable and at-risk incentive cash compensation and equity awards; and (iii) limited benefit programs, such as our deferred compensation plans. We do not offer any perquisites. We offer standard health benefits, and an employee stock purchase program to all our employees (excluding our CEO, who is ineligible to participate due to his greater than 5% stock ownership).
Below is a description of each of our elements of compensation, their objectives and their key features.

	Compensation Element	Objectives	Key Features
Fixed Compensation	Base Salary	To provide a fixed level of cash compensation to reward demonstrated experience, skills and competencies relative to the market value of the job.
Targeted at the 50th percentile of our peer group, but varies based on skills, experience and other factors.

Adjustments are considered annually based on individual performance, level of pay relative to the market, and internal pay equity.

Performance-Based Compensation	Key Employee Bonus Plan (KEBP) / Performance Bonus Plan (PBP)
Cash incentive compensation that rewards achievement of strategic corporate and individual critical success factors, or "CSFs."

Aligns NEOs' interests with those of our stockholders by requiring strong profit before tax (PBT) results and ensuring the achievement of other key financial milestones.

KEBP and PBP are economically and structurally identical. The only difference between them is the participants - our CEO is the only participant in the PBP, which was set up to achieve certain tax efficiencies. All other NEOs participate in KEBP.

Our CEO is eligible to earn up to 175% of his base salary under PBP, and our NEOs are eligible to earn up to 80% of their respective base salaries under KEBP.

The maximum payout under KEBP/PBP occurs when the CEO's CSFs are 100%, the individual's CSFs are 100% and the Company achieves 20% PBT. The Plans may pay more than the maximum in the event the Company exceeds 20% PBT.

Due to the aggressive nature of our CSFs, no one has ever achieved the maximum payout under KEBP or PBP.

	Performance Accelerated Restricted Stock (PARS)	Provides opportunity for wealth creation and ownership, promoting retention and enabling us to attract and motivate our NEOs.
Designed to provide total direct compensation (base + annual incentive + equity awards) at approximately the 50th percentile of our peer group's total direct compensation in average years, but can be higher or lower depending on the performance in that year.

Aligns NEOs' interests with stockholder interests by linking part of each NEO's compensation to long-term corporate performance.
Retention of NEO through multi-year vesting of equity grants
Other	Non-Qualified Deferred Compensation	To provide retirement savings in a tax-efficient manner.	NEOs can elect to defer up to 100% of their annual incentive cash payments or defer a portion of their base salaries.

Balances in the deferred compensation plan are unfunded obligations and at risk. Investment returns on balances are linked to the returns on mutual funds and other publicly-traded securities and do not generate any above market or preferential returns. The Company does not guarantee any return or provide any matching contributions.

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COMPENSATION DISCUSSION AND ANALYSIS ("CD&A")

Fixed Compensation - Base Salary. Base salaries for our named executive officers depend on the scope of their responsibilities, their leadership skills and values, their performance and their length of service. Decisions regarding salary increases are affected by each NEO's current salary, individual job performance and the amounts paid to the individual's peers within and outside the Company.
Performance-Based Incentive Cash Compensation. We have two performance-based incentive cash bonus plans that are structurally identical. The Key Employee Bonus Plan (KEBP), in which all of our NEOs participate in except our CEO and the Performance Bonus Plan (PBP), in which our CEO is the only participant and which was implemented to achieve certain tax efficiencies.
Below is a summary of each of these incentive cash compensation plans. For actual fiscal year 2013 payments under each of these plans, please read "2013 Executive Compensation Results."
Key Employee Bonus Plan (KEBP). Our named executive officers, except our chief executive officer, participate in KEBP, which can pay out quarterly and annually and is a key part of our variable compensation structure. The objective of KEBP is to provide variable cash incentives based on the achievement of strategic corporate and individual critical success factors, or "CSFs," as well as a pre-determined financial performance metric for the Company. With the exception of our chief executive officer, each of our NEOs is at the 80% participation level, which means they are eligible to earn up to 80% of their base salary under KEBP.
Payouts under KEBP are subject to achieving certain corporate financial performance objectives, individual performance objectives as well as the CEO's performance on his quarterly and annual performance milestones, or CSFs. Therefore, the earned payout can be drastically reduced or eliminated altogether depending on the performance of all three elements. The maximum payout requires achieving very aggressive goals that generally are not fully achieved and our Committee retains the discretion to reduce or eliminate any KEBP award that would otherwise be payable.

KEBP Payout Amount	=	Annual Base Pay	X	Participation Level %	X	Non-GAAP PBT Factor	X	Individual CSF Score	X	CEO CSF Factor
1.    Non-GAAP PBT Factor
Each year, the Committee determines the corporate financial metric that will be included in the KEBP formula. For the past several years, including fiscal year 2013, the Committee has used the Company’s non-GAAP profit before taxes percentage (“non-GAAP PBT%”) for this metric. For example, a full KEBP payout could not be achieved in fiscal year 2013 unless the Company achieved a non-GAAP PBT% of at least 20%. The Company's non-GAAP PBT% substantially reduced KEBP payouts to our NEOs in fiscal year 2013 due to our 9.3% PBT achievement. In fact, no executive has ever realized the full KEBP payout, in part, due to the aggressive nature of the annual financial milestone selected by the Committee.
2.    Individual CSF Score
The second element of KEBP is the achievement of individual CSFs, which are measurable quarterly and annual performance goals that are identified by our NEOs and reviewed, modified as appropriate, and approved in advance by our CEO. The CSFs will vary by person and are a mix of short- and long-term goals that are focused on factors critical to the success of the Company, including financial, market share, new customers, new products and operational initiatives. CSFs for each period are scored on a scale of 0 to 100%, with each CSF representing a specific point value based on its importance to the Company and/or its level of difficulty. Specific scoring parameters that are used to determine whether the CSF has been achieved are also identified in advance in writing. At the end of each fiscal quarter, or fiscal year, as applicable, our executive officers “score” their CSFs based on the scoring parameters previously established. Their scores are reviewed, adjusted if necessary, and approved by our CEO. The specific CSFs designated for each executive officer often vary from quarter to quarter. See "Performance-Based Equity Compensation - 2013 Performance Accelerated Restricted Stock Program (PARS)" later in this CD&A for a discussion of some of the major CSFs for fiscal year 2013 and why they were chosen. Historically, our NEOs do not achieve 100% of their CSFs. In fiscal year 2013, for example, our NEOs scored between 60% and 88% on their CSFs and in fiscal year 2012, they scored between 66% and 88% on their CSFs. These scoring trends demonstrate the aggressive nature of our CSFs, as well as the difficulty of attaining 100% of the targeted cash incentive compensation.

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COMPENSATION DISCUSSION AND ANALYSIS ("CD&A")

3.    CEO CSF Factor
The third multiplier under KEBP is based on the CSF score of our chief executive officer (the “CEO CSF Factor”). Our CEO's CSFs include the Company's critical initiatives, projects, and financial and operational targets deemed necessary to ensure the Company's short- and long-term success. See "Performance-Based Equity Compensation - 2013 Performance Accelerated Restricted Stock Program (PARS) - Tier 1 Grant" for more details on our CEO's CSFs). By including them as a factor in our KEBP, we ensure an alignment of effort among our executive team. Following each quarter, the CEO's CSF score is reviewed, adjusted if necessary, and approved by the Committee. The CEO CSF Factor is determined as follows:

If the CEO CSF score is:	Then the CEO CSF Factor is:
80.0 or higher	100%
65.0 or higher, and less than 80.0	50%
Less than 65.0	0%

The CEO CSF Factor has typically reduced KEBP payouts to NEOs at least once per year over the last few years, including most recently in the third quarter of fiscal year 2013. The CEO CSF Factor further demonstrates the link between pay and performance under the Company’s incentive cash compensation plans.
Performance Bonus Plan (PBP). Our CEO was the only participant under the PBP in fiscal year 2013, and is currently the only participant. A PBP participant is not eligible to participate in KEBP. The PBP was designed to maintain the corporate tax deduction under Internal Revenue Code Section 162(m) for certain variable cash compensation paid to an executive officer to the extent such compensation exceeds $1 million in any one year.
The PBP operates exactly like KEBP. It contains a corporate performance metric and individual performance metrics. Similar to KEBP, in fiscal year 2013 the Committee established non-GAAP PBT% as the PBP quarterly and annual corporate performance metric which is calculated using the same formula described above. In addition, our CEO has individual quarterly and annual performance objectives, or CSFs. Our CEO's CSFs are submitted to, reviewed, modified as appropriate, and approved by the Board. Following each quarter, the CEO's score is then reviewed, adjusted if necessary, and approved by the Committee. Like KEBP, even when the Company’s goal has been achieved, the actual payout is subject to reduction based on the CEO's CSF score for the period. If the CEO's CSF score for the period is more than 65.0% but less than 80.0%, then the CEO's PBP payment is reduced by 50% for that period. If the CEO's CSF score for the period is less than 65.0%, then the CEO's PBP payment is reduced to zero for that period.
The PBP, like KEBP, has quarterly and annual components. Our Committee retains the discretion to reduce or eliminate any PBP award that would otherwise be payable.
Performance-Based Equity Compensation - Performance Accelerated Restricted Stock Program (PARS). Our performance-based equity program, referred to as PARS, is intended to provide a long-term incentive to (1) achieve our business objectives, (2) attract, motivate and retain key talent, and (3) align our executives’ interests with stockholders’ interests through above average common stock ownership and performance metrics that ensure stockholder returns.
In 2007, under the PARS program, we awarded five-year, performance-based vesting restricted stock units (RSUs) to key employees, including our NEOs and our other executive officers. Our executive officers, including our NEOs, did not receive any other service-based awards since their PARS grant in 2007, which were earned from 2007-2011. The 2007 PARS program was effective in maintaining low turnover and a high stockholder return. In February 2013, we awarded a mix of one- and two-year performance-based vesting RSUs to our executive officers that covered fiscal year 2013. The Committee releases all earned shares following certification that the applicable performance milestone has been achieved, net of all federal and state withholding tax requirements. Following final certification by the Committee, if the performance milestone is not achieved in full, the portion of the target shares for that particular performance milestone that was not earned in the given period is forfeited and returned to the Plan.
For achievement in fiscal year 2013 of the 2013 PARS award, please refer to "2013 Performance Accelerated Restricted Stock Program (PARS)" later in this CD&A. Our Committee retains the discretion to reduce or eliminate any PARS award that would otherwise be payable.

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COMPENSATION DISCUSSION AND ANALYSIS ("CD&A")

Other Compensation.
Discretionary Cash Incentives. It is generally against the Company's pay-for-performance belief to award any discretionary cash incentive to our NEOs and none have been awarded over the last five years.
Non-Qualified Deferred Compensation. The Company also maintains an unfunded, non-qualified deferred compensation plan which allows eligible participants, including executive officers, to voluntarily defer receipt of a percentage up to 100% of their salary or cash bonus payment, as the case may be, until the date or dates elected by the participants, thereby allowing the participating employees to defer taxation on such amounts. There are two non-qualified deferred compensation plans available, one of which pays a death benefit two times participant contributions. All eligible employees have the option to choose the plan in which they participate. Mr. Rodgers qualifies for the death benefit payable under the non-qualified deferred compensation plan. Refer to the table entitled "Non-Qualified Deferred Compensation" In the "Executive Compensation Tables" section for employee contributions and performance under this benefit plan in fiscal year 2013.
Other Compensation Limited. We limit all other compensation to our named executive officers. For example, the Company does not provide a defined benefit pension plan, a match to employee contributions to our 401(k) plan or any other material perquisites.
No Employment and Severance Agreements. Our named executive officers do not have employment, severance or change-of-control agreements. They serve at the will of the Board, which enables us to set the terms of any termination of employment.
2013 Executive Compensation Results
Fixed Compensation - Base Salary. We target executive officers’ base salaries at approximately the 50th percentile of base salaries for similar positions in our peer group companies. In May 2013, as part of its annual review of executive compensation, the Committee reviewed the base salaries of our named executive officers, focusing on the competitiveness of salaries and ensuring base salaries remained at or near the 50th percentile as well as Company financial performance. Management recommended to the Compensation Committee that no named executive officer receive a salary increase for fiscal year 2013. The Compensation Committee agreed with management's recommendation. Below is a summary of the salary of our NEOs for fiscal year 2013:

Named Executive Officer	2013 Salary	% Increase from 2012
T.J. Rodgers	$600,000	0%
Brad W. Buss	$347,526	0%
Paul D. Keswick	$329,073	0%
Badri Kothandaraman	$270,649	0%
Dana C. Nazarian	$279,965	0%

Performance-based Incentive Cash Compensation. Consistent with our pay-for-performance philosophy, our performance against various operational goals in fiscal year 2012 and against various financial goals in fiscal year 2013 resulted in substantially lower performance-based cash compensation to our NEOs than in previous years.
Key Employee Bonus Plan (KEBP). In 2013, the incentive cash compensation participation level for our executive officers remained the same as the last five years at 80% of base salary for all named executive officers, except our CEO, under the KEBP program. For fiscal year 2013 our target for KEBP was expected to be approximately 20% of base salary, substantially below the normal 80% participation level. The actual amount earned was 8% of base salary. No executive officer achieved the targeted level of cash compensation for 2012 or 2013 and we expect to be below the 50th percentile versus our peer group for fiscal year 2013.

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COMPENSATION DISCUSSION AND ANALYSIS ("CD&A")

The quarterly and annual targets for non-GAAP PBT%, our actual non-GAAP PBT% achievement, and the percentage of achievement against plan for fiscal year 2013 are set forth in the following table (percentage achievement is calculated on a linear scale where 10% pays at zero and 20% pays at 100%):

2013 Fiscal Year Period	Non-GAAP PBT% Target	Non-GAAP PBT% Achieved	Percentage Achievement Against Target
First Quarter	20.0%	2.5%	0%
Second Quarter	20.0%	11.5%	15.0%
Third Quarter	20.0%	12.5%	25.0%
Fourth Quarter	20.0%	9.4%	0%
Annual	20.0%	9.1%	0%
Average	20.0%	9.0%	8%

In determining the amount of cash incentive compensation payable under KEBP, the Committee uses the final CSF scores for the given review period as a component in the formulas that determine the bonus to be paid under each plan. In order to apply its discretion to reduce the maximum payout under KEBP, the Committee considers the participant’s CSF score for the applicable period. Our named executive officers' performance goals were strongly aligned with each other in 2013 to achieve critical strategic and operational milestones during fiscal year 2013 and to set the stage for increased market share, growth and improved productivity in future years. During our most recent outreach program, our investors expressed a desire to more fully understand the types of goals set for our named executive officers. Below is a breakdown of our performance goals that is intended to be responsive to our investors' request but still protects certain strategic information contained in such goals that we feel is required not to be disclosed due to competitive reasons.
The goals that were common across most of our named executive officers included the following, which were all approved by the Board as part of our annual operating and strategic planning session for fiscal year 2013:

•	Specific revenue, gross margin, operating expenses, profit-before tax and earnings per share targets.

•	Specific targets to reduce our infrastructure costs worldwide and across all functions and increase the span of control for all managers.

•	Specific targets to improve innovation and invest in key initiatives and bring specific new products to market.
Below is a summary of additional quarterly and annual performance goals for each named executive officer participating in KEBP:
Brad W. Buss. Specific targets related to:
•our acquisition strategy and identifying potential acquisition targets;
•increasing cumulative free cash flow;
•gross inventory reduction;
•implementation of a credit revolver strategy;
•decreasing the amount of business fulfilled through distribution in order to increase gross margins;
•increasing the efficiency of certain business process and IT systems to reduce costs;
•obtaining stock award plan approval from our stockholders;
•the integration of the Ramtron acquisition; and
•increasing the revenue for various IP-related programs and achieving certain financial targets.

Paul Keswick. Specific targets related to:
•implementing various programs to gain new customers in platform PSoC that will grow future revenue;
•increasing share of market for the SRAM, TrueTouch and USB product lines;
•releasing new products for Capsense, TrueTouch, platform PSoC and software on-time;
•achieving customer service metrics including net promoter score increases; and

•	implementing and deploying key initiatives in the information technology organization to increase service and decrease costs.

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COMPENSATION DISCUSSION AND ANALYSIS ("CD&A")

Badri Kothandaraman. Specific targets related to:
•gaining new customers in USB in order to increase revenue;
•increasing USB market share;
•releasing the following new products: CX3, HX3, USB-Serial, PSoC4 BLE and Streetfighter; and
•achieving customer service metrics, including net promoter score increases to increase customer loyalty.

Dana Nazarian. Specific targets related to:
•the integration of Ramtron International Corporation and achieving certain revenue and profit targets for FRAM;
•increasing SRAM market share;
•improving the quality of our automotive parts to gain market share and increase revenue;
•releasing new products for SRAM, FRAM and clocks on-time; and
•achieving customer service metrics, including net promoter score increases to increase customer loyalty.

Below is a historical table that shows the three-year average KEBP achievement by our named executive officers:

KEBP Participant	2011 Average	2012 Average	2013 Average
Brad W. Buss	76%	2%	7%
Paul D. Keswick	47%	2%	4%
Badri Kothandaraman	—	—	4%
Dana C. Nazarian	—	1%	4%

As the table reveals, none of our NEOs have achieved the target or participation levels for the three years identified.
Performance Bonus Plan (PBP). In fiscal year 2013, the incentive cash compensation target percentage for our CEO was expected to be approximately 20% based on our estimate at the beginning of the year, substantially below the 175% participation level.
The quarterly and annual targets for non-GAAP PBT% under the PBP were the same as described above under "Performance-based Cash Compensation - Key Employee Bonus Plan (KEBP)" earlier in this CD&A.
In fiscal year 2013, our chief executive officer, T.J. Rodgers' annual and quarterly CSF performance goals included short-and long-term CSFs organized around six key areas: revenue, gaining share of market, customer satisfaction, developing new products and software solutions, operational efficiency, and achieving key financial metrics.

More specifically, Mr. Rodgers' goals included the following targets:

•	obtaining certain revenue for Platform PSoC, TrueTouch Gen4, Agiga Tech, Inc. and Deca Technologies Inc.;

•	our acquisition strategy and identifying potential acquisition targets;

•	meeting specific targets related to gross margins, ASP’s, operating expenses, EPS and cumulative free cash flow;

•	gaining new customers in platform PSoC;

•	increasing share of market for SRAM, TrueTouch and USB product lines;

•	releasing new products for Capsense, TrueTouch, platform PSoC and software on-time;

•	achieving customer service metrics, including increasing our net promoter score; and

•	achieving operational performance in the areas of quality, yield, inventory levels and customer delivery.

Many of Mr. Rodgers' targets will yield substantial short- and long-term benefits for the Company if achieved.
Below is a historical table that shows the three-year average PBP achievement by our CEO:

PBP Participant	2011 Average	2012 Average	2013 Average
T.J. Rodgers	72%	1%	7%

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COMPENSATION DISCUSSION AND ANALYSIS ("CD&A")

Our management and the Committee have considered the implications of Section 162(m) of the Internal Revenue Code of 1986. This section precludes a public corporation from taking a tax deduction for individual compensation in excess of $1 million for its chief executive officer and certain other executive officers. This section also provides for certain exceptions to this limitation, including compensation that is performance-based within the meaning of Section 162(m). Our Performance Bonus Plan enables us to qualify more compensation as deductible performance-based compensation. Many of our executive compensation plans are designed to qualify payments thereunder as deductible performance-based compensation. In order, however, to preserve flexibility in designing our compensation programs, not all amounts we pay may qualify for deductibility.
Performance-Based Equity Compensation.
2013 Performance Accelerated Restricted Stock Program (PARS). In early 2013, the Committee set the performance goals under which participants were eligible to earn their PARS shares. There are three levels of grants under the 2013 PARS program: the Tier 1 Grant, Tier 2 Grant and Tier 3 Grant. The milestones for each grant and the actual percent achieved in fiscal 2013 were as follows:
Tier 1 Grant
60% of the total PARS award could be earned based on the Tier 1 Grant Scorecard, which is based on the CEO's fiscal year 2013 CSFs (which included detailed financial, product development, operational and business process improvement goals)that were deemed to be strategic goals to achieve the long term success of the Company. The payout for this milestone is 100% if the “Tier #1 Grant Scorecard” (the "Scorecard") achieves a score of 85.0 points and adjusts linearly to zero percent if a score of 65.0 points or lower is achieved. The Tier 1 Grant milestone achievement for fiscal year 2013 was 86 points out of 100 points and the percentage attainment was 100%. However, as detailed below, the Committee exercised negative discretion and did not deliver the amount earned.
The Scorecard is the main business system that the Company uses to set its strategic goals. The Scorecard is developed over a period of three months as part of the annual operating plan process. The Scorecard consists of various strategic initiatives that are deemed critical to achieving the Company's annual operating plan for the next one to three years. Each initiative in the Scorecard has a very specific performance measurement with a precise definition of what is required to achieve a score between 0% and 100%. The Scorecard is reviewed and approved by the Board at the beginning of the year and none of the initiatives and scoring may be changed in the year. Our CEO provides an update on the status of the Scorecard at every Board meeting. Based on a request from our stockholders, we are providing the following additional information on our Scorecard but, for competitive purposes, we are not detailing every initiative or the exact details for each initiative. For 2013 the Scorecard was organized into six distinct initiatives:
•Revenue - achievement of 4 points out of 9. Initiatives were as follows:
◦Achievement of the 2013 revenue plan;
◦Achievement of the Platform PSOC revenue plan - our main growth division;

◦	Achievement of the Emerging Technologies Division revenue plan - our “startup” division that will drive long-term growth;

◦	Achievement of the Ramtron revenue plan - we purchased Ramtron in 2012 and have exceeded the plan; and

◦	Achievement of the Trackpad and TSG5 revenue plans - major divisions for long-term growth.

•	Finance - achievement of 18 points out of 21. Initiatives were as follows:

◦	Attaining our gross margin (GM)% plan - critical for our financial performance;

◦	Attaining our operating expense plan - critical for our financial performance and part of a three year plan;

◦	Attaining our earning per share plan - critical for our financial performance and part of a three year plan;

◦	Attaining our world class cost plan - critical to obtain our GM% and operating expense goals; and

◦	Attaining our free cash flow plan - critical to support of our leading dividend.

Cypress Semiconductor Corporation - 2014 Proxy Statement	40

COMPENSATION DISCUSSION AND ANALYSIS ("CD&A")

•	Gain Share of market - achievement of 12 points out of 15. Initiatives were as follows:

◦	Implementing a set number of design win replication presentations - used to build our customer funnel for the next three years of revenue;

◦	Attaining a certain number of new customers for platform PSOC - our main growth division and a foundation for long-term revenue growth;

◦	Grow our share of market ("SOM") to a certain percentage for TrueTouch, SRAM and USB - our key areas for growth;

◦	Implement various distributor programs - drives our sales funnel and designs for new customers for the long-term; and

◦	Manage our average selling price variance to a set target - critical for GM% management.

•	Develop New Products - achievement of 38 points out of 39. Initiatives were as follows:

◦	Implementing HOBTO - our new design efficiency system - on a key product for CapSense - critical to maintain our #1 market position and increase GM%;

◦
Achieve certain specific design milestones for TSG5, TSG5L, PSOC 4, and HX3 - all critical new products for our PSD and USB divisions. Required to set a foundation for revenue for the next 5 years; and

◦	Achieve certain specific software and solutions milestones for our programmable software - crucial to drive sales and increase market share over the long-term.

•	Ease of Doing Business - achievement of 6 points out of 7. Initiatives were as follows:

◦
Attaining certain targets under our net promoter score for transactional activities, application notes, development kits and our programmable software - all key items to ensure our customers want to do business with Cypress and to build long-term customer loyalty and design wins;

◦	Achieving certain delivery targets - key item to build long-term customer satisfaction; and

◦	Achieving specific goals related to our build-to-order product strategy - key to achieving customer delivery goals and long-term pricing targets.

•	Operational - achievement of 8 points out of 9. Initiatives were as follows:

◦	Achieving our world class targets for operating expense reductions - critical for our GM% and profit plan;

◦	Exceeding a lower gross inventory target - key part of our free cash flow program;

◦	Achieving a higher level of automotive quality in certain product lines - critical for our long-term plan to more than triple our automobile segment revenue over the next few years; and

◦	Achieving a specific level of span of control - critical to gaining additional efficiencies and managing our labor costs which are the single largest expense we have to manage.
Tier 2 Grant
30% of the total PARS award could be earned if Cypress is awarded one or more design wins and/or achieves revenue at certain industry leading customers in 2013 using a PSoC programmable product. The payout for this milestone is 100% if the dollar total value of design wins and/or revenue from these customers in fiscal year 2013 is at least $75 million and adjusts on a linear scale down to 0% if the total dollar value of design wins and/or revenue is $45 million or less. There will be no payout if the total revenue from these customers is less than $25 million in 2013, regardless of the magnitude of the design wins. For fiscal year 2013, the Tier 2 Grant milestone achievement was 100% because all revenue and design win targets were achieved. We are not providing additional details on the specific achievement for the Tier 3 Grant due to nondisclosure obligations with these customers and for competitive reasons. However, as detailed below, the Committee exercised negative discretion and did not deliver the amount earned.

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COMPENSATION DISCUSSION AND ANALYSIS ("CD&A")

Tier 3 Grant
10% of the total PARS award could be earned if Cypress’s stock price performance is at a higher rate compared to the SOXX Index as measured over a two-year fiscal period beginning December 28, 2012 and ending on December 26, 2014. The payout for this milestone adjusts as follows:

Payout	Requirement
200%	Cypress's common stock price must appreciate 1.50 times or higher compared to the SOXX
100%	Cypress's common stock must appreciate 1.25 times more than the SOXX
50%	Cypress's common stock must appreciate equal to the SOXX
0%	Cypress's common stock appreciation is less than the SOXX
50%	The SOXX and Cypress's common stock price appreciation are both negative but Cypress's common stock depreciation is equal to or less than the SOXX

The payout for the Tier 3 Grant adjusts on a linear scale between the 200% and 100% payout and between the 100% and 50% payout points only. There is no adjustment between the 50% and 0% payout points. Because this is a two year milestone, there is no payout that can be earned in 2013.
Application of Negative Discretion for Fiscal Year 2013 Equity Awards. The following table sets forth the shares that could be earned in fiscal year 2013 by our named executive officers under PARS and the actual shares delivered after the application of negative discretion by the Compensation Committee. The total earned achievement under the PARS program in fiscal year 2013 was 100% before the application of negative discretion. After the application of negative discretion, our CEO and CFO were delivered 40% of earned shares and the other NEOs were delivered 60% of earned shares. Due to the application of negative discretion, 806,400 shares previously granted to our NEOs were forfeited and returned to the Company’s equity pool in March 2014.

2013 PARS EARNED VERSUS DELIVERED

Named Executive Officer	Total Shares Earned	Negative Discretion	Total Shares Delivered[1]
T.J. Rodgers	522,000	(313,200)	208,800
Brad W. Buss	324,000	(194,400)	129,600
Paul D. Keswick	261,000	(104,400)	156,600
Badri Kothandaraman	234,000	(93,600)	140,400
Dana Nazarian	252,000	(100,800)	151,200
1. Total Shares Delivered represents the actual shares delivered to the NEO after the application of negative discretion by the Compensation Committee. All amounts are before shares sold for tax withholdings. Net shares delivered were as follows: Mr. Rodgers, 113,175 shares; Mr. Buss, 74,710 shares; Mr. Keswick, 88,419 shares; Mr. Kothandaraman, 80,752 shares; and Mr. Nazarian, 85,841 shares.

CEO Compensation. Consistent with the Company’s philosophy on pay-for-performance, in fiscal year 2013, 78% of Mr. Rodgers' total earned compensation was in the form of variable compensation, comprised of performance-based quarterly and annual incentive cash bonuses and annual performance-based restricted stock units. Mr. Rodgers did not receive an increase in his base salary in fiscal year 2013. In fiscal year 2013, Mr. Rodgers earned 7% of his participation level under the annual incentive cash bonus plan and 43% of the target under the annual performance-based restricted stock program, levels significantly lower than in fiscal year 2012 due to the Company's overall performance.

Cypress Semiconductor Corporation - 2014 Proxy Statement	42

COMPENSATION DISCUSSION AND ANALYSIS ("CD&A")

Fiscal Year 2014 Executive Compensation Actions
Historically, as part of our regular review of our compensation and governance practices, we have engaged on an informal basis with a broad cross-section of our stockholders regarding our compensation philosophies and programs. In 2014, we initiated a formal investor outreach program that targeted the proxy and governance teams of our top 25 stockholders. We also sought the opinions of approximately 20 other portfolio managers and analysts during various investor meetings. The purpose of the outreach program was to gain insight and perspective from our stockholders on our executive compensation programs and policies, as well as to update investors on key governance and compensation issues and to solicit feedback and answer questions. The input we received has been taken into consideration in making compensation decisions and evaluating changes to our executive compensation and governance programs. Below is a summary of each of the changes the Committee and management have or will implement in 2014 and beyond.
Peer Group Companies. The Committee significantly modified our peer group companies for 2014 to better align the group with our size. The Committee looked at factors such as revenue, market capitalization, industries served, number of employees and companies with whom we compete for talent. They also looked at the companies that ISS and Glass Lewis previously designated as our peer group companies. Seven of the companies from our 2013 peer group have been dropped for 2014. Those companies include Avago Technologies Limited, LSI Corporation, Marvell Technology Group Limited, Maxim Integrated Products, Inc., OmniVision Technologies, Inc., ON Semiconductor Corporation and Xilinx, Inc. The Committee also added the following three companies to the 2014 peer group: Microsemi Corporation, Silicon Laboratories, Inc. and RF Micro Devices, Inc. Each of these companies is included as a peer company by ISS, but not by Glass Lewis. Fourteen of the fifteen companies in our 2014 peer group are common to the ISS peer group. We consider the 2014 peer group to be a strong improvement from our 2013 peer group in that is better aligned with our overall size.
Our peer group companies for 2014 are listed in the table below:

2014 Peer Group Companies
Altera Corporation	Microchip Technology Inc.
Atmel Corporation	Microsemi Corporation
Cirrus Logic, Inc.	PMC-Sierra, Inc.
Fairchild Semiconductor International, Inc.	RF Micro Devices, Inc.
Integrated Device Technology Inc.	Skyworks Solutions, Inc.
International Rectifier Corporation	Silicon Laboratories, Inc.
Intersil Corporation	Synaptics Incorporated
Linear Technology Corporation

Key Employee Bonus Plan (KEBP) and Performance Bonus Plan (PBP) Changes. In response to the Company's performance, the Compensation Committee also made significant changes to the Company's 2014 KEBP and PBP. In the past, the financial milestone for KEBP and PBP was achievement of the non-GAAP PBT% targeted in the Company's annual operating plan ("AOP"). For fiscal year 2014, the zero point for the KEBP and PBP Plans will be 10% PBT with the plan scaling linearly to a 50% payout upon achievement of the Company's AOP of 15% PBT. Payouts under the Plan accelerate up to 200% for achievement above and beyond the AOP to 25% PBT. We thus expect that the target cash incentive award for each NEO in fiscal year 2014 will be in the range of 10% to 15% of base salary, which is well below the participation level for the third year in a row.
Executive Base Compensation. For fiscal year 2014, executive management has voluntarily agreed that it will not accept any increases in base compensation, unless due to a change in role or responsibilities, and the Compensation Committee has agreed. Executive management's compensation will instead be heavily weighted towards variable compensation that will be based on performance milestones aligned with our stockholder's interests.
Stock Vesting Changes. As a result of the Committee's periodic review of the Company's compensation policies and practices against industry best practices, the Committee made several changes impacting the vesting of certain equity grants. Specifically, the following changes have been approved by the Committee and will be implemented going forward:

•
The equity grant received by our directors upon their re-election at the annual meeting of stockholders will now vest at the end of their one year of service, rather than immediately upon their re-election.

•	Under our stock plan, all equity grants will be subject to a minimum vesting period of one year.

•	Under our stock plan, our Board of Directors shall only have the discretion to accelerate an equity grant upon a change of control only if the change of control transaction closes.

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COMPENSATION DISCUSSION AND ANALYSIS ("CD&A")

Oversight of Stock Pledging Activity. The Company's Board of Directors understands that stock pledging by the Company’s directors and officers could create undue risk to the stability of the Company’s stock price. The Board also believes that, with Board oversight, such activity may not result in material risk to the Company or its stockholders and also continue to encourage large ownership by management. In response to stockholder concerns about the prior pledging activity of two of our executives, management and our Board of Directors engaged in significant discussions with both themselves and with our stockholders, as part of our annual investor outreach program, regarding the Company's policy and practices in this area. As a result of those discussions, the Company has formalized and adopted a written pledging policy.
Our pledging policy reiterates the Board's continued commitment to actively monitor such activity and specifically delegates the responsibility to oversee any pledging activity, including margin loans that include any amount of Cypress securities, to the Compensation Committee. In reviewing such pledging activity, the Committee will consider the facts and circumstances related to each individual, including, among other things, the ability of the executive to repay the applicable loan without resorting to the pledged securities, the length of service of the employee, the number of shares pledged relative to the executive's overall holdings, the total shares outstanding for the Company and the composition of the executive's stock holdings, the price at which the pledged shares could get called away versus the current stock price as compared with historical trading range, as well as whether the executive meets the Company's stock ownership requirement net of the pledged shares. The Committee will provide regular updates to the full Board of Directors as well as ensure that any material pledging activity by the Company’s directors or executive officers is properly disclosed in our annual proxy statement, or any other public filing required by law. Under no circumstance will the Company issue any make-up grants to any executive, or any other employee, whose Cypress shares may be sold to satisfy a margin call or any other type of collateral call.
Only two of our executives, T.J. Rodgers, our Founder, Chief Executive Officer and member of our Board of Directors, and Paul Keswick, our Executive Vice President of Marketing and IT, and an employee of Cypress for over twenty-seven years, currently have any Cypress stock pledged. The Compensation Committee has considered the facts and circumstances of Mr. Rodgers' pledging activity. Based upon the criteria above and our conversations with our stockholders who overwhelmingly supported the large stock ownership positions of our CEO and other NEOs, the Committee has concluded that the potential risk posed by Mr. Rodgers' pledging activity is far outweighed by the value of his loyalty to Cypress stock as well as the alignment his significant stockholdings creates with our stockholders’ interests.
For Mr. Rodgers, the Board based its conclusion on the following:

•
Mr. Rodgers is Cypress's founder and one of the company's largest and most loyal stockholders. As one of the Company's largest stockholders, his interests are strongly aligned with those of our stockholders. Mr. Rodgers has accumulated his significant holdings over his 30 plus years of service by holding the vast majority of shares he has received as part of his compensation and by making various open market purchases.

•
The pledged shares are not used to shift or hedge any economic risk in owning Cypress shares. These shares collateralize loans used primarily to allow Mr. Rodgers' to own more shares of Cypress stock. If Mr. Rodgers were not permitted to pledge a portion of his shares, he would own fewer shares, reducing his alignment with the Company's stockholders and penalizing his loyalty to Cypress stock. As of March 1, 2014, Mr. Rodgers beneficially owned 11,208,574 shares and owned 8,507,070 shares outright. The highest stock ownership by a factor amongst our peer group where the majority of CEO’s own less than 1% of outstanding shares.

•
As of March 1, 2014, 6,213,267 of Mr. Rodgers' pledged shares may be subject to a margin call. Excluding his total pledged shares, Mr. Rodgers’ ownership still exceeds our stock ownership requirements for our CEO.

•	The pledged shares represent less than 5% of Cypress's outstanding shares as of March 1, 2014, and therefore we believe do not present a material risk for investors or the Company.

•
We have an active stockholder engagement program in which we meet regularly with our largest stockholders. We have discussed the facts and circumstances of Mr. Rodgers' pledging, and most of these stockholders feel the significant ownership outweighs the risk and have asked for additional disclosure and Compensation Committee oversight which we have committed to this year.

For Mr. Keswick, the Board based its conclusion on the following:

•	Mr. Keswick has been a valued employee of Cypress for over 27 years.

•	Our stockholders value the high stock ownership that our NEOs hold; ownership that is well above our peer group and subjects our NEOs to significant stock price movement risk.

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COMPENSATION DISCUSSION AND ANALYSIS ("CD&A")

•
The pledged shares total 512,295 as of March 1, 2014, and are not used to shift or hedge any economic risk in owning Cypress shares. These shares collateralize various derivative positions in S&P 500 options that are managed by a third party broker over periods less than 45 days on average. As such, Mr. Keswick is able to reduce or completely close his positions in a few days.

•
Upon being made aware of the various investor opinions on the subject of share pledging, Mr. Keswick has voluntarily agreed to not increase his outstanding loan balance using Cypress shares as collateral.

•
If Mr. Keswick is not permitted to pledge a limited number of his shares, he may be forced to sell certain of his Cypress shares in order to obtain the necessary funds, reducing his alignment with the Company's stockholders and penalizing his loyalty to Cypress stock.

•	The pledged shares represent less than 1% of Cypress's outstanding shares as of March 1, 2014, and therefore, do not present a material risk for investors or the Company.

•	Excluding the pledged shares, Mr. Keswick’s ownership still exceeds our stock ownership requirements for executives.

•
Mr. Keswick has established his financial capacity to repay the loan(s) which are collateralized by the pledged shares without resorting to the pledged shares. Furthermore, Mr. Keswick's unpledged share ownership and other assets would likely be able to prevent any margin call.

No other Cypress executive officer or director currently holds Cypress securities that are pledged pursuant to a margin account or loan or otherwise.

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EXECUTIVE COMPENSATION TABLES

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table shows compensation information for fiscal years 2011, 2012 and 2013 for our named executive officers.

Name and Principal Position	Year	Salary[1] ($)	Bonus[2] ($)	Stock Awards[3] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation[4] ($)	All Other Compensation[5] ($)	Total Compensation ($)
T.J. Rodgers President, Chief Executive Officer and Director	2013	600,000	—	2,313,504	—	74,702	8,060	2,996,588
	2012	599,997	—	4,728,684	—	15,865	131,278	5,475,824
	2011	599,997	—	11,460,141	—	757,087	73,586	12,890,811
Brad W. Buss Executive Vice President, Finance & Administration, Chief Financial Officer	2013	347,526	—	1,435,968	—	20,629	536	1,804,659
	2012	347,526	6,683	2,955,418	—	3,944	536	3,314,107
	2011	343,630	—	7,162,590	—	208,561	526	7,715,307
Paul D. Keswick Executive Vice President, Marketing & IT	2013	329,073	—	1,735,128	—	81,361	1,440	2,147,002
	2012	329,077	—	2,364,350	—	62,354	1,440	2,757,221
	2011	325,629	—	5,730,062	—	158,711	756	6,215,158
Badri Kothandaraman Executive Vice President, Data Communications Division	2013	270,649	—	1,555,632	—	11,924	264	1,838,469
	2012	—	—	—	—	—	—	—
	2011	—	—	—	—	—	—	—
Dana C. Nazarian Executive Vice President, Memory Products Division	2013	279,965	—	1,675,296	—	9,642	13,874	1,978,777
	2012	279,968	—	2,050,775	—	3,394	11,182	2,345,319
	2011	—	—	—	—	—	—	—

1.	Represents actual salary earned in fiscal years 2013, 2012 and 2011.

2.	Represents 40 hours of pay received for seven years of service. All regular employees who work at least 20 hours per week are eligible for the seven year service award.

3.
Amounts shown for fiscal years 2013, 2012 and 2011 do not reflect compensation actually received by the named executive officer. For fiscal year 2013, the amounts shown represent the number of shares delivered after the exercise of negative discretion valued at the price determined at the time of grant. Prior to negative discretion being applied we had initially assumed that 100% of the Tier 1 Grant would be achieved, 75% of the Tier 2 Grant would be achieved and zero percent of the Tier 3 Grant would be achieved. Without the application of negative discretion, the amounts reportable for fiscal year 2013 for each of our named executive officers would be as follows: Mr. Rodgers, $5,580,180; Mr. Buss, $3,463,560; Mr. Keswick, $2,790,090; Mr. Kothandaraman, $2,501,460; and Mr. Nazarian, $2,693,880. The assumptions used to calculate the value of the foregoing stock awards are set forth in Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2013 filed with the SEC on February 27, 2014. The following shares of restricted stock units were delivered in fiscal year 2014, after the application of negative discretion was applied and before taxes were paid, to the named executive officers: Mr. Rodgers, 208,800 shares; Mr. Buss, 129,600 shares; Mr. Keswick, 156,600 shares; Mr. Kothandaraman, 140,400 shares; and Mr. Nazarian, 151,200 shares. For fiscal years 2012 and 2011, the amounts reported above in the “Stock Awards” column represents the aggregate grant date fair value of stock awards and option awards granted in the respective fiscal years assuming the probable level of performance achieved as of the grant date, as determined pursuant to ASC 718. For fiscal year 2012, it was assumed that 90% of the Core Grant would be achieved and zero percent of each of the Tier 1 and Tier 2 Grants, which were stretch goals, would be achieved. For fiscal year 2011, 100% achievement was assumed. The assumptions used to calculate the value of stock awards are set forth in Note 8 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal year 2012 filed with the SEC on February 28, 2013.

4.
Except for Mr. Keswick, includes bonus amounts earned under our KEBP and PBP for services rendered in the respective fiscal years. Mr. Keswick's bonus amounts also include payments made under our Design Bonus Plan, a bonus plan available only to our design and certain product development engineers, a group which Mr. Keswick previously managed. Mr. Keswick earned the following amounts under our Design Bonus Plan for fiscal years 2013, 2012 and 2011: $71,177, $75,622 and $116,758, respectively.

5.
The amounts reported in this column include payments by the Company of term life insurance premiums for the named executive officers. The Company is not the beneficiary of the life insurance policies. NEOs participate in the same life insurance program as all other Cypress employees, which pays out at one times the employee’s annual base pay. Amounts shown for fiscal years 2011 and 2012 also reflect paid time off cashed out by Mr. Rodgers of $69,230 and $126,922, respectively, and paid time off cashed out by Mr. Nazarian for fiscal years 2012 and 2013 of $10,768 and $13,460, respectively.

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EXECUTIVE COMPENSATION TABLES

GRANTS OF PLAN-BASED AWARDS
Fiscal Year Ended December 29, 2013
The following table shows all plan-based awards granted to our named executive officers during fiscal year 2013.

Name and Principal Position	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/SH)	Grant Date Fair Value of Stock and Option Awards ($)[6]
		Threshold ($)	Target ($)[3]	Maximum ($)	Threshold (#)	Target (#)[4]	Maximum (#)[5]
T.J. Rodgers President, Chief Executive Officer and Director	Q1	0	18,000	240,000	0	478,500	580,000	—	—	—	5,301,780
	Q2	0	18,000	240,000	—	—	—	—	—	—	—
	Q3	0	18,000	240,000	—	—	—	—	—	—	—
	Q4	0	18,000	240,000	—	—	—	—	—	—	—
	Annual	0	18,000	240,000	—	—	—	—	—	—	—
Brad W. Buss Executive Vice President, Finance and Administration, Chief Financial Officer	Q1	0	10,426	139,011	0	297,000	360,000	—	—	—	3,290,760
	Q2	0	10,426	139,011	—	—	—	—	—	—	—
	Q3	0	10,426	139,011	—	—	—	—	—	—	—
	Q4	0	10,426	139,011	—	—	—	—	—	—	—
	Annual	0	10,426	139,011	—	—	—	—	—	—	—
Paul D. Keswick Executive Vice President, Marketing & IT	Q1	(26,325)	9,872	131,629	0	239,250	290,000	—	—	—	2,650,890
	Q2	(26,325)	9,872	131,629	—	—	—	—	—	—	—
	Q3	(26,325)	9,872	131,629	—	—	—	—	—	—	—
	Q4	(26,325)	9,872	131,629	—	—	—	—	—	—	—
	Annual	(26,325)	9,872	131,629	—	—	—	—	—	—	—
Badri Kothandaraman Executive Vice President, Data Communications Division	Q1	0	8,119	108,260	0	214,500	260,000	—	—	—	2,376,660
	Q2	0	8,119	108,260	—	—	—	—	—	—	—
	Q3	0	8,119	108,260	—	—	—	—	—	—	—
	Q4	0	8,119	108,260	—	—	—	—	—	—	—
	Annual	0	8,119	108,260	—	—	—	—	—	—	—
Dana C. Nazarian Executive Vice President, Memory Products Division	Q1	0	8,399	111,986	0	231,000	280,000	—	—	—	2,559,480
	Q2	0	8,399	111,986	—	—	—	—	—	—	—
	Q3	0	8,399	111,986	—	—	—	—	—	—	—
	Q4	0	8,399	111,986	—	—	—	—	—	—	—
	Annual	0	8,399	111,986	—	—	—	—	—	—	—

1.
Represents potential performance compensation that could be earned under our KEBP, PBP and DBP programs in fiscal year 2013. The columns show the amounts that could be earned at the threshold, target and maximum levels of performance.

2.
Represents grants made under our PARS program in fiscal year 2013. The columns show the stock that could be earned at the threshold, target and maximum levels of performance. Please see the “Option Exercises and Stock Vesting” table for the actual amounts earned in our 2013 by our named executive officers under our PARS program.

3.
Represents the expected achievement at the beginning of the fiscal year. For fiscal year 2013, the actual amounts paid were as follows: Mr. Rodgers, $74,702; Mr. Buss, $20,629; Mr. Keswick, $81,361; Mr. Kothandaraman, $11,924; and Mr. Nazarian, $9,642.

4.
The following number of shares were delivered in fiscal year 2014 after the application of negative discretion: Mr. Rodgers, 208,800; Mr. Buss, 129,600; Mr. Keswick, 156,600; Mr. Kothandaraman, 140,400; and Mr. Nazarian, 151,200.

5.	Ten percent of the shares granted could not be earned in 2013.

6.	Represents the target number of shares multiplied at the grant date fair value. See the "Summary Compensation Table" above for shares actually delivered.

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EXECUTIVE COMPENSATION TABLES

OUTSTANDING EQUITY AWARDS
Fiscal Year Ended December 29, 2013

Name and Principal Position	Option Awards[1]					Stock Awards[1]
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised/ Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Units of Stock Unvested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested[2] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested[3] ($)
T.J. Rodgers President, Chief Executive Officer and Director	—	—	—	—	—	—	—	580,000	5,678,200
	1,442,077	—	—	3.53	2/25/15	—	—	—	—
	3,028	—	—	8.83	2/25/15	—	—	—	—
	5,306	—	—	3.53	2/25/15	—	—	—	—
	1,251,093	—	—	3.53	6/30/16	—	—	—	—
Brad W. Buss Executive Vice President, Finance and Administration, Chief Financial Officer	—	—	—	—	—	—	—	360,000	3,524,400
	90,699	—	—	3.70	8/15/15	—	—	—	—
	209,016	—	—	3.70	8/15/15	—	—	—	—
	131,847	—	—	3.99	10/27/16	—	—	—	—

Paul D. Keswick Executive Vice President, Marketing & IT	—	—	—	—	—	—	—	290,000	2,839,100
	37,082	—	—	3.53	2/25/15	—	—	—	—
	123,606	—	—	3.99	10/27/16	—	—	—	—
Badri Kothandaraman Executive Vice President, Data Communications Division	16,500	2,250	—	6.17	3/19/2017	—	—	—	—
	11,331	—	—	4.91	3/8/2016	—	—	—	—
	—	—	—	—	—	—	—	5,566	—
	—	—	—	—	—	—	—	260,000	2,545,400
	—	—	—	—	—	—	—	—	—
Dana C. Nazarian Executive Vice President, Memory Products Division	3,794	—	—	3.99	10/27/16	—	—	—	—
	27,383	—	—	4.91	3/8/16	—	—	—	—
	—	—	—	—	—	—	—	280,000	2,741,200
	—	—	—	—	—	—	—	—	—

1.
The grants reported above in the “Option Awards” and “Stock Awards” columns were awarded under our 2013 Stock Plan. Grants made prior to September 29, 2008 reflect adjustments made, pursuant to the tax free spin-off of SunPower Corporation in which existing awards were multiplied by the SunPower spin-off ratio of 4.12022 to reflect the change in market value of the Company’s common stock following the distribution to the Company’s stockholders of SunPower Corporation class B common stock.

2.
On February 27, 2014, the Compensation Committee determined that 90% of the entire grant or 100% of Tier 1 and Tier 2 2013 PARS was earned based on the achievement of the corporate performance milestones. In order to align the 2013 PARS payout with the Company's overall performance (as more fully described in the "Compensation Discussion and Analysis"), the Compensation Committee exercised its right to negative discretion. As a result, the earned awards were reduced to the following: Mr. Rodgers, 208,800 shares; Mr. Buss, 129,600 shares; Mr. Keswick, 156,600 shares; Mr. Kothandaraman, 140,400 shares and Mr. Nazarian, 151,200 shares. The shares earned but not received were forfeited and returned to the Company's equity pool.

3.	The amounts are based on the payout value of $9.79 per share.

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EXECUTIVE COMPENSATION TABLES

OPTION EXERCISES AND STOCK VESTING
Fiscal Year Ended December 29, 2013

Named Executive Officer	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise[1] ($)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting[2] ($)
T.J. Rodgers	1,442,077	6,450,012	—	—
Brad W. Buss	—	—	—	—
Paul D. Keswick	265,754	2,027,670	—	—
Badri Kothandaraman	—	—	2,782	25,803
Dana C. Nazarian	—	—	—	—
1. Amount shown reflects the difference between the option exercise price and the market value of the underlying shares on the exercise date multiplied by the number of shares covered by the option. All shares and dollar values are before required tax payments.

2. Amount shown reflects total number of shares that were granted during 2010 and vested in 2013. The actual amount released to the named executive officer represents the total shares multiplied by the market value on the date released. All shares and dollar values are before required tax payments.

NON-QUALIFIED DEFERRED COMPENSATION
Fiscal Year Ended December 29, 20131

Named Executive Officer	Executive Contribution in the Last Fiscal Year ($)	Registrant Contribution in the Last Fiscal Year ($)	Aggregate Earnings in the Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
T.J. Rodgers	511,800	—	782,201	—	10,250,190
Brad W. Buss	5,157	—	748,372	—	1,176,867
Paul D. Keswick	—	—	—	—	—
Badri Kothandaraman	—	—	—	—	—
Dana C. Nazarian	—	—	65,658	—	330,421

1.
Our deferred compensation plan provides certain key employees, including our executive management, with the ability to defer the receipt of compensation in order to accumulate funds for retirement on a tax-deferred basis. Each participant in our deferred compensation plans may elect to defer a percentage of their compensation (annual base salary, cash bonuses and any cash sales commissions) and invest such deferral in any investment that is available on the open market. We do not make contributions to the deferred compensation plan and we do not guarantee returns on the investments. Participant deferrals and investment gains and losses remain as our liabilities and the underlying assets are subject to claims of general creditors. Withdrawals and other distributions are subject to the requirements of Code Section 409A.

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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
The Audit Committee of Cypress’s Board of Directors serves as the representative of the Board of Directors with respect to its oversight of:

•	Cypress’s accounting and financial reporting processes, including the integrity of the Company's financial statements as well as the annual and quarterly audits of such financial statements;

•	Cypress’s internal controls and the audit of management’s assessment of the effectiveness of internal control over financial reporting;

•	Cypress’s compliance with legal and regulatory requirements;

•	the Company's independent registered public accounting firm’s appointment, qualifications and independence, as well as such firm's fees and scope of services; and

•	the performance of Cypress’s internal audit function.
The Audit Committee also provides the Board with such information and materials as it may deem necessary to make the Board aware of financial matters requiring the attention of the Board.
The charter of the Audit Committee is posted on our website at http://investors.cypress.com/governance.cfm.
Cypress’s management has primary responsibility for preparing Cypress’s financial statements, establishing the Company's financial reporting process and internal financial controls. Cypress’s independent registered public accounting firm, currently PricewaterhouseCoopers LLP, is responsible for expressing an opinion on the conformity of Cypress’s financial statements to generally accepted accounting principles and on the effectiveness of Cypress’s internal controls over financial reporting. The Audit Committee reviews the Company’s financial disclosures and holds regular executive sessions outside the presence of management with our independent registered public accounting firm. The Committee also meets privately, as needed, with our chief financial officer, our legal counsel and our internal auditors to discuss our internal accounting control policies and procedures as well as any other issues raised by the Committee. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in our Annual Report on Form 10-K for our fiscal year ended December 29, 2013, with management, including a discussion of the quality and substance of the accounting principles, the reasonableness of any significant judgment exercised, and the clarity of disclosures in the financial statements. In addition, the Audit Committee reviewed the results of management’s assessment of the effectiveness of Cypress’s internal control over financial reporting as of December 29, 2013. The Audit Committee reports on these meetings to our full Board of Directors.
The Audit Committee hereby reports as follows:
(1)The Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements in Cypress's Annual Report on Form 10-K for fiscal year ended December 29, 2013.
(2)The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Audit Standards No. 61, as amended (Codification of Statements on Auditing Standards, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.
(3)    The Audit Committee has received the written disclosures and the letter from the independent auditors for Cypress as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditors' communications with the Audit Committee concerning independence, and has discussed with the auditors their independence.
Based on the review and discussion referred to in items (1) through (3) above, the Audit Committee recommended to Cypress’s Board of Directors and the Board approved that the Company’s audited financial statements be included in Cypress’s Annual Report on Form 10-K for the fiscal year ended December 29, 2013 for filing with the SEC. The Audit Committee also recommended the reappointment of PricewaterhouseCoopers LLP as Cypress’s independent registered public accounting firm for fiscal year 2014.

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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Each member of the Audit Committee that served during fiscal year 2013 was independent as defined under the NASDAQ listing standards. While Mr. Daniel McCranie has stepped down from the Committee as of January 23, 2014, as a result of his new position as Executive Vice President, Sales for the Company, he is a signatory to this Report of the Audit Committee in his previously-held capacity as an independent member of the Committee during fiscal year 2013.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
W. Steve Albrecht, Chairman
Eric A. Benhamou
J. Daniel McCranie
J. D. Sherman

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OTHER REQUIRED DISCLOSURES

OTHER REQUIRED DISCLOSURES
Compensation Committee Interlocks and Insider Participation
During fiscal year 2013, the following directors were members of our Compensation Committee: Mr. Eric A. Benhamou, Mr. Lloyd Carney, and Mr. James R. Long. None of the Compensation Committee members is or has at any time been an officer or employee of Cypress.
None of Cypress’s named executive officers serves, or in the past fiscal year served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on Cypress’s Board or Compensation Committee.
Policies and Procedures with Respect to Related Person Transactions
Our written Code of Business Conduct and Ethics prohibits our executive officers, directors and employees, or any of such persons’ immediate family members or affiliates, from entering into any transaction or relationship that might present a conflict of interest to the Company or such individual. Any potential conflict of interest must be reported to the Company's chief financial officer or the Legal Department for review and, if necessary, escalation to the Audit Committee for further review. Our Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence.
Certain Relationships and Related Transactions
In fiscal year 2013, we purchased approximately $4,030,664 in software and services from Mentor Graphics Corporation (“Mentor Graphics”). Dan McCranie, who sits on our Board of Directors until May 9, 2014, also sits on the Board of Directors of Mentor Graphics. Mr. McCranie was in no way directly involved in the negotiation of our purchase agreement with Mentor Graphics.
In fiscal year 2013, we sold (primarily through our distribution channel) approximately $525,314 in products to Tesla Motors, Inc. (“Tesla”). Brad Buss, our chief financial officer, sits on the Board of Directors of Tesla. Mr. Buss did not have any role in determining the price or sales terms to Tesla.
Other than described above, there are no related parted transactions between our directors or executive officers and our Company. For purposes of this section, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file an initial report of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such officers, directors and 10% stockholders are also required by the SEC rules to furnish us with copies of all of the forms they filed to comply with Section 16(a) requirements.
We believe that, during fiscal year 2013, our directors, executive officers, and 10% stockholders complied with all Section 16(a) filing requirements.
In making these statements, we have relied upon examination of the copies of Forms 3, 4, and 5, and amendments to these forms, provided to us and the written representations of our directors, executive officers, and 10% stockholders.

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OTHER MATTERS

OTHER MATTERS
We know of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares they represent as the Board of Directors may recommend.
It is important that your stock be represented at the Annual Meeting, regardless of the number of shares you hold. You are, therefore, urged to execute and return your proxy card in the envelope provided or to vote by telephone or online at your earliest convenience.
FOR THE BOARD OF DIRECTORS

Victoria Valenzuela
Corporate Secretary
Dated: March 28, 2014

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